Exhibit 99.3

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

Wisconsin Mutual Bancorp, MHC Kaukauna, Wisconsin Conversion Valuation Appraisal Report Valued as of February 23, 2024 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

February 23, 2024

Board of Directors

Wisconsin Mutual Bancorp, MHC

221 South Locust Street

Kaukauna, Wisconsin 68801

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Wisconsin Mutual Bancorp, MHC (the “Company”) as of February 23, 2024, in conjunction with the Company’s conversion (the “Conversion”) from a mutual holding company to a stock holding company form of organization, issuance of all of its capital stock to a newly formed Maryland corporation known as EWSB Bancorp, Inc. (“New EWSB Bancorp”), and offering for sale of New EWSB Bancorp’s common stock to eligible depositors of East Wisconsin Savings Bank (the “Bank”) and the Bank’s employee stock ownership plan, and also to certain members of the general public if necessary, in the subscription and community offering (the “Stock Offering”).

The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Boards of Directors of the Company, the Bank, New EWSB Bancorp, and the mid-tier stock holding company, EWSB Bancorp, Inc. (“Old EWSB Bancorp”). The Appraisal is furnished in conjunction with the filing by the Company of regulatory applications concerning the Conversion and the Stock Offering with the Board of Governors of the Federal Reserve System and the Wisconsin Department of Financial Institutions.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Luse Gorman, PC, and the Company’s independent registered public accounting firm, Plante & Moran, PLLC.

In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

Feldman Financial Advisors, Inc.

Board of Directors

Wisconsin Mutual Bancorp, MHC

February 23, 2024

Page Two

The Appraisal is based on the Company’s representation that the information in the Conversion regulatory applications and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent accounting firm, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

Pursuant to the Plan of Conversion, the Company will convert from the mutual holding company form of organization to the stock holding company form of organization through the following series of steps. The Company currently owns 100% of the common stock of Old EWSB Bancorp, which in turn owns 100% of the common stock of the Bank. The Company will first merge with and into Old EWSB Bancorp, which will immediately merge with and into New EWSB Bancorp, which in turn will sell shares of common stock in the Stock Offering. When the Conversion and Stock Offering are completed, all of the outstanding capital stock of the Bank will be owned by New EWSB Bancorp, and all of the common stock of New EWSB Bancorp will be owned by shareholders. The Bank will operate as a wholly-owned subsidiary of New EWSB Bancorp, and the Company and Old EWSB will both cease to exist.

It is our opinion that, as of February 23, 2024, the estimated pro forma market value of the Company was within a range (the “Valuation Range”) of $7,437,500 to $10,062,500 with a midpoint of $8,750,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a 15% decrease from the midpoint value to determine the minimum value and a 15% increase from the midpoint value to establish the maximum value. Assuming an additional 15% increase above the maximum value results in an adjusted maximum of $11,571,880. Based on the Valuation Range and an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 743,750 at the minimum, 875,000 at the midpoint, 1,006,250 at the maximum, and 1,157,188 at the adjusted maximum.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Feldman Financial Advisors, Inc.

Board of Directors

Wisconsin Mutual Bancorp, MHC

February 23, 2024

Page Three

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

Feldman Financial Advisors, Inc.

TABLE OF CONTENTS

TAB	PAGE

INTRODUCTION	1

I.	Chapter One – Business of the Company

General Overview	4
Financial Condition	12
Income and Expense Trends	21
Interest Rate Risk Management	28
Asset Quality	32
Market Area	35
Summary Outlook	46

II.	Chapter Two – Comparisons with Publicly Traded Companies

General Overview	48
Selection Criteria	49
Recent Financial Comparisons	53

III.	Chapter Three – Market Value Adjustments

General Overview	65
Earnings Growth and Viability	66
Financial Condition	67
Market Area	67
Management	70
Dividend Policy	70
Liquidity of the Stock Issue	71
Subscription Interest	72
Recent Acquisition Activity	74
Stock Market Conditions	74
Adjustments Conclusion	82
Valuation Approach	83
Valuation Conclusion	86

IV.	Appendix -- Exhibits

I	Background of Feldman Financial Advisors, Inc.	I-1
II-1	Consolidated Balance Sheets	II-1
II-2	Consolidated Income Statements	II-2
II-3	Loan Portfolio Composition	II-3
II-4	Cash and Investments Composition	II-4
II-5	Deposit Accounts Composition	II-5
III	Financial and Market Data for All Public Thrifts	III-1
IV-1	Pro Forma Assumptions for the Stock Offering	IV-1
IV-2	Pro Forma Conversion Valuation Range	IV-2
IV-3	Pro Forma Conversion Analysis at the Midpoint Value	IV-3
IV-4	Comparative Valuation Ratio Analysis	IV-4

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Feldman Financial Advisors, Inc.

LIST OF TABLES

TAB	PAGE

I.	Chapter One – Business of the Company

Table 1	Selected Financial Condition Data	12
Table 2	Relative Balance Sheet Concentrations	13
Table 3	Income Statement Summary	22
Table 4	Income Statement Ratios	25
Table 5	Selected Operating Performance and Financial Ratios	26
Table 6	Yield and Cost Summary	27
Table 7	Economic Value of Equity	30
Table 8	Net Interest Income Sensitivity	31
Table 9	Non-performing Asset Summary	33
Table 10	Allowance for Credit Losses	34
Table 11	Total Employment Force by Industry Sector	37
Table 12	Selected Demographic Data	39
Table 13	Branch Office Deposit Data	42
Table 14	Deposit Market Share in Outagamie County, Wisconsin	44
Table 15	Deposit Market Share in the Appleton, MSA-Wisconsin	45

II.	Chapter Two – Comparisons with Publicly Traded Companies

Table 16	Comparative Group Operating Summary	52
Table 17	Key Financial Comparisons	54
Table 18	General Operating Characteristics	60
Table 19	Summary Financial Performance Ratios	61
Table 20	Income and Expense Analysis	62
Table 21	Balance Sheet Composition	63
Table 22	Growth Rates, Credit Risk, and Loan Composition	64

III.	Chapter Three – Market Value Adjustments

Table 23	Comparative Market Area Data	69
Table 24	Summary of Wisconsin Bank and Thrift Acquisition Activity	75
Table 25	Comparative One-Year Stock Index Performance	78
Table 26	Comparative Three-Year Stock Index Performance	79
Table 27	Summary of Recent Standard Thrift Conversion Stock Offerings	80
Table 28	Comparative Pro Forma Market Valuation Analysis	87

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Feldman Financial Advisors, Inc.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Wisconsin Mutual Bancorp, MHC (the “Company”) as of February 23, 2024, in conjunction with the Company’s conversion (the “Conversion”) from a mutual holding company to a stock holding company form of organization, issuance of all of its capital stock to a newly formed Maryland corporation known as EWSB Bancorp, Inc. (“New EWSB Bancorp”), and offering for sale of New EWSB Bancorp’s common stock to eligible depositors of East Wisconsin Savings Bank (the “Bank”) and the Bank’s employee stock ownership plan (the “ESOP”), and also to certain members of the general public if necessary, in the subscription and community offering (the “Stock Offering”).

The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Boards of Directors of the Company, the Bank, New EWSB Bancorp, and the mid-tier stock holding company, EWSB Bancorp, Inc. (“Old EWSB Bancorp”). The Appraisal is furnished in conjunction with the filing by the Company of regulatory applications concerning the Conversion and the Stock Offering with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Wisconsin Department of Financial Institutions (“DFI”).

Pursuant to the Plan of Conversion, the Company will convert from the mutual holding company form of organization to the stock holding company form of organization through the following series of steps. The Company currently owns 100% of the common stock of Old EWSB Bancorp, which in turn owns 100% of the common stock of the Bank. The Company will first merge with and into Old EWSB Bancorp, which will immediately merge with and into New EWSB Bancorp, which in turn will sell shares of common stock in the Stock Offering. When the Conversion and Stock Offering are completed, all of the outstanding capital stock of the Bank will be owned by New EWSB Bancorp, and all of the common stock of New EWSB Bancorp will be owned by shareholders. The Bank will operate as a wholly-owned subsidiary of New EWSB Bancorp, and the Company and Old EWSB will both cease to exist.

Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Luse Gorman, PC, and the Company’s independent registered public accounting firm, Plante & Moran, PLLC.

In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information in the Conversion regulatory applications and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent accounting firm, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

Feldman Financial Advisors, Inc.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Feldman Financial Advisors, Inc.

I. Business of the Company

General Overview

Wisconsin Mutual Bancorp, MHC (the “Company) is a Wisconsin-chartered mutual holding company that owns all of the common stock of EWSB Bancorp, Inc. (“Old EWSB Bancorp”), a mid-tier stock holding company that owns all of the common stock of East Wisconsin Savings Bank (the “Bank”). The Bank is a Wisconsin-chartered savings bank headquartered in Kaukauna, Wisconsin. All references to the Company in this report include the consolidated operations of the Company, Old EWSB Bancorp, and the Bank, unless the context indicates another meaning.

The Bank was organized originally in 1887 under the name East Wisconsin Savings and Loan Association. In 1997, the Bank changed its name to East Wisconsin Savings Bank, S.A., and in 2017, it reorganized into the no-stock mutual holding company form of ownership. The Bank operates through its headquarters in Kaukauna and branches in Appleton, Freedom, Grand Chute, and Kimberly, Wisconsin. The Bank considers its primary lending market area to be Outagamie County, Wisconsin, and its adjoining counties.

The Company’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential real estate loans, as well as marine and recreational vehicle loans, home equity loans and lines of credit, and other consumer loans. To a lesser extent, the Company originates commercial and multi-family real estate, residential construction, and commercial business loans. At December 31, 2023, the Company had total assets of $262.6 million, total deposits of $230.5 million, net total loans of $174.3 million, and total equity of $11.5 million (measuring 4.39% of total assets). The Company reported a net loss of -$935,000 for the year ended December 31, 2023 and a net loss of -$4.2 million for the year ended December 31, 2022. At December 31, 2023, the Bank had a tier 1 leverage ratio of 6.34%, a common equity tier 1 risk-based ratio of 11.17%, a tier 1 risk-based ratio of 11.17%, and a total risk-based capital ratio of 11.89%.

Feldman Financial Advisors, Inc.

The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to regulation, supervision, and examination by the Wisconsin Department of Financial Institutions (“DFI”) under Wisconsin law, and the FDIC as its primary federal regulator and insurer of its deposits. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Chicago. Following the completion of the Conversion, New EWSB Bancorp will be a bank holding company and will be subject to examination by and the enforcement authority of the Federal Reserve Board (“FRB”).

The Company’s long operating history has provided it with a familiarity of its local communities and customer base. The Company believes that it has a strong community reputation as a residential mortgage lender, and its management and staff are easily accessible to customers. The Company continues to stress customer service and is community focused through its staff personnel who are knowledgeable of the local customer base and very active in community endeavors. Since 1887, the Company has remained committed to its original mission statement: “To afford our members a safe and profitable investment of their savings and to aid them in acquiring homesteads and other property.”

Over much of the past decade, the Company expanded at a gradual pace and added to its capital base through profitable operating results. To decrease its reliance on long-term residential mortgage loans, the Company also began to diversify its lending activities to include certain consumer and commercial business loans. As of December 31, 2020, the Company had total assets of $270.8 million and total equity capital of $24.4 million (9.00% of total assets). The Company’s total assets expanded to $292.2 million at December 31, 2021, largely due to the banking industrywide trend of increased deposit inflows from stimulus-related funds. In response to the expanded liquidity on its balance sheet, the Company increased its holdings of investment securities, primarily comprising U.S. Government-sponsored agency obligations and municipal bonds. Available-for-sale securities increased from $58.7 million or 21.7% of total assets at December 31, 2020 to $110.2 million or 37.7% of total assets at December 31, 2021.

Feldman Financial Advisors, Inc.

However, due to rapidly rising interest rates in 2022, the Company experienced mounting unrealized losses on its available-for-sale securities portfolio that adversely impacted its equity capital. Debt securities classified as available-for-sale are carried at fair value on the balance sheet with unrealized gains or losses reflected in accumulated other comprehensive income (“AOCI”). During 2022, the Company’s equity capital declined sharply as a result of accumulated other comprehensive losses of $10.5 million (before tax effect), primarily due to negative adjustments to the Company’s investment securities portfolio.

In the third quarter of 2022, the Company sought to limit further erosion to its capital position and bolster liquidity levels by restructuring its securities portfolio. As part of the restructuring, the Company reassessed the classification of certain investment securities and transferred $46.4 million from available-for-sale securities to held-to-maturity securities. The securities were transferred at their amortized cost basis, net of any remaining unrealized gains or losses reported in AOCI. The related unrealized loss of $8.1 million was recorded in AOCI to be accreted over the remaining life of the securities, diminishing its impact on the Company’s equity over time as the underlying securities approach their respective maturities. The securities portfolio restructuring resulted in a $5.1 million pre-tax loss on the sale of available-for-sale securities during the year ended December 31, 2022. As a result of the net loss on sale of securities and the large AOCI deficit, the Company’s equity capital declined from $22.5 million (7.72% of total assets) at December 31, 2021 to $10.9 million (4.03% of total assets) at December 31, 2022. The Company reported a net operating loss of -$4.2 million for the year ended December 31, 2022.

Feldman Financial Advisors, Inc.

The Company’s earnings remained negative in 2023 as it reported a net loss of -$935,000 for the year ended December 31, 2023. The operating deficit in 2023 was chiefly attributable to a further narrowing of the Company’s net interest margin and increased non-interest expense related to the Company’s proposed acquisition of another mutual savings institution, which transaction was subsequently terminated. Due to a $1.6 million improvement in the AOCI deficit, the Company’s equity capital increased from $10.9 million (4.03% of total assets) at December 31, 2022 to $11.5 million (4.39% of total assets) at December 31, 2023.

For regulatory capital purposes, the amount of AOCI and certain net deferred tax assets are excluded from the Bank’s calculation of tier 1 and total capital levels. As of December 31, 2023, the Bank’s regulatory capital levels exceeded the levels required to be technically considered “well capitalized” under federal regulatory capital regulations. As noted previously, the Bank had a tier 1 leverage ratio of 6.34%, a common equity tier 1 risk-based ratio of 11.17%, a tier 1 risk-based ratio of 11.17%, and a total risk-based capital ratio of 11.89% at December 31, 2023.

In July 2023, the Bank entered into a confidential memorandum of understanding (“MOU”) with the FDIC and the DFI , the Bank’s primary banking regulators. The MOU requires that the Bank address certain practices and conditions identified during regulatory examinations, including, among other things, the level of its capital, earnings, liquidity, investments, and information technology. The MOU also requires enhancements to Board oversight, asset/liability management, and risk management. The MOU also places certain restrictions on the Bank’s operations.

The Bank is in the process of putting into place policies and processes to address each of these noted areas. The failure to adequately address the issues identified in the MOU or comply with its terms could result in additional regulatory or enforcement actions by the FDIC and/or the DFI. The Bank has expended significant resources in connection with the MOU, and its continued efforts to comply with the MOU may restrict its operations or result in the continued expenditure of significant resources, which could have adverse effects on its operations and financial condition.

Feldman Financial Advisors, Inc.

The Company’s current operating goal is to position the organization to succeed in an evolving and competitive financial services landscape and enhance its standing as one of the leading community banking institutions in its market. In recent years, the Company has added financial investment and insurance products and services to its lines of business, which are conducted through an internal division operating as Wisconsin Mutual Investment Group. The Company believes that it can provide long-term value to its customers, employees, future stockholders, and the communities it serves by executing a prudent business strategy that produces a return to profitability. The Company also believes there is a significant opportunity for a community-focused banking institution to continue to compete effectively in its primary market area and that the increased capital it will have after the completion of the Conversion will help to facilitate this objective. Subject to changes necessitated by future market conditions, regulatory restrictions, and other factors, the Company intends to pursue the core business strategies that are outlined in more detail below:

●	Increase loan originations. Historically, a significant portion of the Company’s income has been derived from mortgage loan originations, including through the sale of longer-term, fixed-rate one- to four-family residential real estate loans that it originates into the secondary market. The Company has taken steps to enhance its lending function to increase residential loan production, particularly as the mortgage market as a whole recovers and loan demand returns to more normalized levels.

Feldman Financial Advisors, Inc.

●	Increase the proportion of assets consisting of loans. Although the Company does not project rapid asset growth, it intends to increase the proportion of its assets that consists of loans as its securities pay down. The increased concentration of loans on the balance sheets should potentially have a material impact on the Company’s net interest margin.

●	Control operating expenses. As a result of the competitive, economic, and regulatory challenges of operating in today’s environment, expense levels have risen for most community financial institutions, including the Company. In January 2023, the Company further reduced its current and future overhead costs by closing a branch office that was duplicative to its corporate office. Given its attractive market area, the Company believes it is well-positioned to execute its strategic initiatives to increase loan originations and the proportion of its assets consisting of loans while controlling non-interest expenses and maintaining sufficient capital and liquidity.

●	Continue the historical emphasis on residential mortgage lending. As of December 31, 2023, one- to four-family residential real estate loans totaled $122.2 million, or 69.7% of the Company’s total loan portfolio. The Company intends to continue measured, efficient growth of this type of residential real estate lending while continuing to implement other lending strategies with which it has experience, including cross-selling other products and services to its customers.

●	Improve asset/liability management by implementing enhancements to the Company’s interest rate management framework and investment policies and procedures. During the period of rapidly rising interest rates in 2022, the Company experienced significant negative adjustments to AOCI, primarily due to negative adjustments to the fair value of the Company’s investment securities. In response, the Company restructured its securities portfolio in 2022 by selling a portion of available-for-sale securities, resulting in a $5.1 million loss, and reclassifying $46.4 million of its securities as held-to-maturity, making their market values no longer subject to changing interest rates and reducing the effect on equity of interest rate volatility. Furthermore, in 2023, the Bank adopted a revised asset/liability management policy, enhanced its investment policy with more Board oversight and reporting, and revamped its interest rate risk management processes and procedures to reduce interest rate risk exposure. Through these and other enhancements, the Company believes it has significantly improved its ability to manage interest rate risk and minimize the exposure of its earnings and capital to changes in interest rates.

●	Continue to manage credit risk to maintain a low level of non-performing assets. Historically, the Company has been able to maintain a high level of asset quality and believes that strong asset quality remains a key to its long-term financial success. The Company’s ratio of total non-performing assets to total assets was 0.01% at December 31, 2023. The Company’s strategy for credit risk management continues to focus on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria, and active credit monitoring.

●	Maintain its community-oriented focus. As a community banking organization, the Company intends to continue to play an active role in the communities that it serves. The Company seeks to understand the financial needs of its local customers and to offer a broad range of financial products and services specifically designed to meet those needs.

Feldman Financial Advisors, Inc.

The Company believes it must raise additional capital in order to facilitate its loan growth objectives and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. As a stock organization upon completion of the Conversion, the Company will be organized in the ownership form used by commercial banks, most major businesses, and a large number of thrift institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company and the flexibility to increase its equity capital position more rapidly than by earnings retention.

The Company also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand. Finally, the Company expects to benefit from its customers and local community members having stock ownership in its business, since that is viewed as an effective means of promoting customer loyalty and business interest.

In summary, the Company’s primary reasons for implementing the Conversion and undertaking the Stock Offering are to:

●	Increase capital to improve the Bank’s regulatory capital position and support future operations and profitability.

●	Transition the Company’s organization to a stock holding company structure, which gives it greater flexibility to access the capital markets compared to its existing mutual holding company structure.

●	Enhance the ability to manage risk.

●	Enhance its community ties by providing customers and members of the local community with the opportunity to acquire an ownership interest in New EWSB Bancorp and the Bank.

Feldman Financial Advisors, Inc.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent strategic initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 presents the Company’s consolidated balance sheets as of December 31, 2022 and 2023. Exhibit II-2 summarizes the Company’s consolidated income statements for the years ended December 31, 2022 and 2023.

Feldman Financial Advisors, Inc.

Financial Condition

Table 1 presents selected data concerning the Company’s financial position as of December 31, 2022 and 2023. Table 2 displays relative balance sheet concentrations as of similar dates.

Table 1

Selected Financial Condition Data

Wisconsin Mutual Bancorp, MHC

As of December 31, 2022 and 2023

(Dollars in Thousands)

	December 31,
	2023	2022
Total assets	$262,567	$271,191
Cash and cash equivalents	1,609	3,142
Interest-bearing deposits in other financial institutions	4,498	4,697
Investment securities (1)	63,999	72,608
Federal Home Loan Bank stock	1,084	1,076
Total loans, net	174,315	172,424
Cash value of life insurance	7,462	7,371
Office properties and equipment, net	2,910	3,003
Total deposits	230,468	249,208
Borrowed funds	19,030	9,100
Total equity	11,537	10,919

(1) Includes available-for-sale debt securities and held-to-maturity debt securities.

Source: Wisconsin Mutual Bancorp, MHC, audited financial statements.

Asset Composition

The Company's total assets amounted to $262.6 million at December 31, 2023, reflecting a $8.6 million or 3.2% decrease from total assets of $271.2 million at December 31, 2022. The recent decrease in total assets was primarily related to a decrease of $8.6 million in investment securities. Cash and cash equivalents decreased by $1.5 million or 48.8% between December 31, 2022 and 2023. Net total loans increased by $1.9 million or 1.1% between December 31, 2022 and 2023, while total deposits decreased by $18.7 million or 7.5%. Borrowed funds increased by $9.9 million from $9.1 million at December 31, 2022 to $19.0 million at December 31, 2023.

Feldman Financial Advisors, Inc.

Table 2

Relative Balance Sheet Concentrations

Wisconsin Mutual Bancorp, MHC

As of December 31, 2022 and 2023

(Percent of Total Assets)

	December 31,
	2023	2022
Cash and cash equivalents	0.61%	1.16%
Interest-bearing deposits in other financial institutions	1.71	1.73
Investment securities (1)	24.37	26.77
Federal Home Loan Bank stock	0.41	0.40
Total loans, net	66.39	63.58
Cash value of life insurance	2.84	2.72
Office properties and equipment, net	1.11	1.11
Other assets	2.55	2.53
Total assets	100.00%	100.00%

Total deposits	87.77%	91.89%
Borrowed funds	7.25	3.36
Other liabilities	0.58	0.72
Total liabilities	95.61	95.97
Total equity	4.39	4.03
Total liabilities and equity	100.00%	100.00%

(1) Includes available-for-sale debt securities and held-to-maturity debt securities.

Source: Wisconsin Mutual Bancorp, MHC, audited financial statements.

The aggregate concentration of cash and investments declined from $81.5 million or 30.1% of total assets at December 31, 2022 to $71.2 million or 27.1% of total assets at December 31, 2023. The decrease was largely due to the maturing of a portion of the U.S. Government agency securities portfolio in 2023. The proceeds from these maturing securities were utilized to support loan growth and manage liquidity. As a result of the recent decrease in the Company’s securities portfolio, the percentage of net total loans increased from 63.6% of total assets at December 31, 2022 to 66.4% of total assets at December 31, 2023.

Feldman Financial Advisors, Inc.

The Company’s loan portfolio consists of various loan types but is still overwhelmingly composed of one- to four-family residential mortgage loans, which accounted for $122.2 million or 69.7% of total loans at December 31, 2023 as illustrated in Exhibit II-3. The Company’s loan portfolio also included home equity loans and lines of credit ($6.2 million or 3.5% of total loans), consumer loans ($34.8 million or 19.9% of total loans), commercial business loans ($4.4 million or 2.5% of total loans), construction loans ($4.0 million or 2.3% of total loans), and commercial and multi-family real estate loans ($3.8 million or 2.2% of total loans). Of the total amount of loans due after December 31, 2024, approximately $96.8 million, or approximately 56%, consisted of fixed-rate loans and $76.8 million, or approximately 44%, represented adjustable-rate loans.

At December 31, 2023, the Company had $122.2 million in one- to four-family residential mortgage loans, which represented 69.7% of total loans. The vast majority of the one- to four-family residential real estate loans that the Company originates are secured by properties located in its primary market area. At December 31, 2023, $13.5 million or 10.7% of residential mortgage loans were secured by non-owner occupied properties. The Company’s largest residential mortgage loan had an outstanding balance of $855,000 at December 31, 2023 and was performing according to its original terms. The average principal loan balance of the Company’s one- to four-family residential real estate loans was $94,000 at December 31, 2023. The Company also had $4.0 million of residential construction loans outstanding as of December 31, 2023. At the end of the construction phase, the loan may convert to a permanent mortgage loan or may be paid in full.

The Company’s one- to four-family residential real estate loans are generally underwritten to secondary market guidelines. The Company currently sells a significant majority of the fixed-rate residential real estate loans that it originates on a servicing retained basis, while retaining shorter-term fixed-rate, adjustable-rate, and non-conforming residential mortgages in order to manage the duration and time to repricing of its loan portfolio. At December 31, 2023, $59.0 million, or approximately 48%, of the Company’s one- to four-family residential mortgage loans were adjustable-rate loans.

Feldman Financial Advisors, Inc.

In addition to one- to four-family residential real estate loans, the Company offers home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. At December 31, 2023, the Company had $6.2 million or 3.5% of its total loan portfolio in home equity loans and lines of credit. Home equity loans and lines of credit are generally underwritten using the same criteria that the Company uses to underwrite one- to four-family residential mortgage loans with terms of up to 15 years. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 90% when combined with the principal balance of the existing first mortgage loan.

At December 31, 2023, the Company’s aggregate amount of consumer loans totaled $34.8 million or 19.9% of total loans. Of this total, approximately $30.8 million consisted of marine and recreational loans that are typically made through a broker relationship and primarily secured by boats and motor homes purchased in the upper Midwest region of the United States. These loans typically have a maximum loan term of 15 years and are made at a fixed rate. For each marine or recreational vehicle loan arranged through its broker relationship, the Company generally pays the broker a commission based on the amount of the loan. The Company’s marine and recreational vehicle loans are generally limited to no more than 120% of invoice for new financings and 100% of the National Automobile Dealers Association (“NADA”) Marine Appraisal Guide used price plus taxes and fees. As mitigating risk factors, the Company’s marine and recreational vehicle loan borrowers generally have very high credit scores, substantial down payments, substantial net worth, personal liquidity, and excess cash flow.

Feldman Financial Advisors, Inc.

The Company also originates a limited amount of other consumer loans, which amounted to $4.0 million at December 31, 2023. The other consumer loans originated by the Company generally consist of loans secured by automobile loans, deposits, and miscellaneous other types of installment loans, including a limited amount of unsecured personal loans.

At December 31, 2023, the Company had $3.8 million in commercial real estate and multi-family real estate loans, which represented 2.2% of total loans. The Company’s commercial real estate and multi-family loans are secured primarily by owner-occupied commercial properties, multi-family properties, and retail or mixed-use properties, almost all of which are located in the Outagamie County lending market and the surrounding area. The Company generally originates adjustable-rate multi-family and other commercial real estate loans with maximum terms of up to 30 years. From time to time, the Company will also originate fixed-rate loans in these portfolios. The Company generally limits loan-to-value ratios to 95% of the appraised value or purchase price, whichever is lower. Loans over 80% are required to have mortgage insurance.

At December 31, 2023, the Company had commercial business loans outstanding amounting to $4.4 million, or 2.5% of total loans. The Company’s commercial business loans included both term loans and lines of credit made with either fixed or adjustable interest rates. Almost the entire portfolio of commercial business loans comprises loans originated and serviced by a national broker specializing in the professional and healthcare industries. All loans purchased are fully reviewed by the Company and underwritten pursuant to its policies and procedures.

Feldman Financial Advisors, Inc.

Exhibit II-4 presents a summary of the Company’s portfolio of cash, short-term liquidity, and investment securities as of December 31, 2022 and 2023. The Company’s primary investment objectives are to (1) provide and maintain liquidity within regulatory guidelines; (2) maintain high quality investments to minimize risk; (3) provide collateral for pledging requirements and short-term borrowing needs; (4) serve as a countercyclical balance to earnings; (5) maximize returns; and (6) manage interest rate risk. The Company’s investment policy is adopted by the Board of Directors and reviewed annually by the Board of Directors. All investment decisions are made by the Company’s Asset/Liability Management Committee according to Board-approved policies. The Company’s current investment policy authorizes, with certain limitations, investments in U.S. Treasury securities; securities issued by the U.S. Government and its agencies or Government-sponsored enterprises (“GSEs”), including mortgage-backed securities; corporate and municipal bonds; federally-insured deposits in other financial institutions; FHLB instruments; federal funds; bankers acceptances; and repurchase agreements.

As shown in Exhibit II-4, the Company’s aggregate cash and investments amounted to $71.2 million or 17.2% of total assets as of December 31, 2023. Cash and cash equivalents amounted to $6.1 million or 8.6% of the Company’s total assets as of December 31, 2023. The Company’s available-for-sale securities portfolio, reported at fair value, totaled $23.9 million or 9.1% of total assets at December 31, 2023 and was composed of $9.0 million of mortgage-backed securities, $12.1 million of municipal bonds, and $2.8 million of corporate securities. The Company’s held-to-maturity securities portfolio, reported at amortized cost, amounted to $40.1 million or 15.3% of total assets and comprised $28.2 million of U.S. Government-sponsored agency securities and $11.8 million of U.S. Treasury securities.

Feldman Financial Advisors, Inc.

As of December 31, 2023, the Company had net unrealized losses of $3.9 million in its available-for-sale securities portfolio and net unrealized losses of $246,000 in its held-to-maturity securities portfolio. The Company also had $6.5 million in remaining unrealized losses related to its securities reclassification adjustment. The available-for-sale securities portfolio had a weighted average yield of 2.66% and the held-to-maturity securities portfolio had a weighted average yield of 1.40% for the year ended December 31, 2023. The Company also owned $1.1 million of stock in the FHLB of Chicago as of December 31, 2023.

Liability Composition

Deposits are the Company’s primary external source of funds for lending and investment purposes. Exhibit II-5 presents a summary of the Company’s deposit composition as of December 31, 2022 and 2023. Total deposits amounted to $230.5 million or 87.8% of total assets and 91.8% of total liabilities at December 31, 2023. Total deposits decreased by 7.5% or $18.7 million from $249.2 million at December 31, 2022 to $230.5 million at December 31, 2023. Certificates of deposit increased by $5.5 million to $104.5 million at December 31, 2023 from $99.0 million at December 31, 2022, while the Company experienced decreases in all other deposit categories. As a result of recent increases in market interest rates, customers have sought higher-yielding deposits.

Core deposits, defined as total deposits excluding certificate of deposit accounts, decreased by $24.2 million or 16.2% from $150.2 million at December 31, 2022 to $126.0 million at December 31, 2023. The ratio of core deposits to total deposits decreased from 60.3% at December 31, 2022 to 54.7% at December 31, 2023, while the concentration of certificate deposits to total deposits increased from 39.7% to 45.3% over the same time period.

The Company relies on personalized customer service, longstanding relationships with customers, and a favorable reputation in its primary market area to attract and retain local deposits. Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the rates and terms of its deposit accounts, the Company considers the rates offered by competitors, liquidity needs, growth objectives, current operating strategies, and customer preferences and concerns. As of December 31, 2023, the Company’s weighted average cost of interest-bearing deposits was 1.59% and the overall weighted average cost of total deposits (including non-interest bearing deposits) was 1.52%.

Feldman Financial Advisors, Inc.

The Company has utilized borrowing to supplement deposits as a funding source. FHLB borrowings increased from $9.1 million at December 31, 2022 to $18.6 million at December 31, 2023. The Company has a master contract agreement with the FHLB of Chicago that provides for borrowing up to an FHLB determined percent of the book value of the Company’s qualifying one- to four-family residential real estate loans. The loans pledged as security for FHLB borrowings totaled approximately $97.8 million and $65.8 million at December 31, 2022 and 2023, respectively. FHLB advances are also secured by $1.1 million of FHLB stock owned by the Company at both December 31, 2022 and 2023. At December 31, 2023, the Company’s available and unused portion of the FHLB borrowing agreement totaled $1.7 million based on FHLB stock owned. The Company also has short-term borrowing availability through the Federal Reserve Bank’s discount window of up to $25 million. The Company is required to pledge securities and/or loans in order to borrow at the discount window.

The Company also had additional borrowings outstanding of $400,000 as of December 31, 2023. In 2023, the Company entered into subordinated promissory note agreements with various directors and officers of the Company to support future capital contributions. The par value of the notes is $400,000 in aggregate and the annual interest rate on the notes is 7.0%.

Feldman Financial Advisors, Inc.

Equity Capital

Prior to 2022, the Company had historically maintained solid capital levels. However, due to the adverse effect rising interest rates had on its available-for-sale securities portfolio and the resulting AOCI deficit, the Company’s total equity declined sharply from $22.5 million or 7.72% of total assets at December 31, 2021 to $10.9 million or 4.03% of total assets at December 31, 2022. The Company’s total equity increased moderately to $11.5 million or 4.39% of total assets at December 31, 2023. The Company’s total equity at December 31, 2023 was composed of $19.2 million in retained earnings, which was offset by an AOCI deficit of $7.7 million. The AOCI deficit consists of current unrealized losses on available-for-sale securities and the remaining unaccreted portion of the $8.1 million of unrealized loss that was included in AOCI upon the reclassification in 2023 of $46.4 million in available-for-sale securities to held-to-maturity securities.

Because of the net operating loss incurred in 2022, the Bank’s regulatory capital declined significantly in 2022. The Bank’s tier 1 leverage capital ratio declined from 8.17% at December 31, 2021 to 6.59% at December 31, 2022 and 6.34% at December 31, 2023. The Bank’s regulatory capital ratios of tier 1 leverage capital, common equity tier 1 risk-based capital, tier 1 risk-based capital, and total risk-based capital were 6.34%, 11.17%, 11.17%, and 11.89%, respectively, as of December 31, 2023. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory well capitalized levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively.

Additionally, as a Wisconsin-chartered savings bank, the Bank must maintain a net worth ratio of 6.0% (with “net worth ratio” defined as the Bank’s liabilities subtracted from its assets, plus unallocated general loan loss reserves, all divided by the Bank’s total assets). As of December 31, 2023, the Bank had a net worth ratio of 4.50% and, therefore, was not in compliance with the corresponding 6.0% net worth ratio requirement at such date.

Feldman Financial Advisors, Inc.

Income and Expense Trends

Table 3 displays the main components of the Company’s earnings performance for the years ended December 31, 2022 and 2023. Table 4 displays the Company’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 presents selected operating performance ratios along with other financial ratios. Table 6 displays the Company’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities.

General Overview

Historically, the Company has exhibited a trend of steady profitability with low to moderate earnings results. However, over the past two years, the Company’s business model has been challenged by rising interest rates and increased operating expenses that adversely affected its capital and earnings levels. The Company incurred a net loss of -$4.2 million for the year ended December 31, 2022, which was mainly attributable to a $5.1 million loss on sale of available-for-sale securities in connection with its investments portfolio restructuring. The Company reported a net loss of -$935,000 for the year ended December 31, 2023 due to the continued erosion of its net interest margin and increased operating expenses related in part to its aborted acquisition of another savings institution.

During the past two years, the Company’s net interest income did not cover its non-interest expense, which is a fundamental measure of profitability for financial institutions. The Company reported a negative return on average assets (“ROA”) of -1.47% and -0.35% for the years ended December 31, 2022 and 2023, respectively. The Company reported a negative return on average equity (“ROE”) of -32.09% and -8.70% for the years ended December 31, 2022 and 2023, respectively.

Feldman Financial Advisors, Inc.

Table 3

Income Statement Summary

Wisconsin Mutual Bancorp, MHC

For the Years Ended December 31, 2022 and 2023

(Dollars in Thousands)

	Year Ended
	December 31,
	2023	2022

Total interest and dividend income	$8,932	$7,985
Total interest expense	4,350	1,834
Net interest income	4,582	6,151
Provision for loan losses	145	-
Net interest income after provision	4,437	6,151

Service charges on deposit accounts	53	54
Interchange income	248	252
Mortgage banking income	355	191
Increase in cash value of life insurance	212	192
Net gain on sale of office properties and equipment	208	-
Gain on sale of repossessed assets	71	-
Other income	302	188
Total non-interest income	1,449	877

Salaries and related benefits	3,936	4,551
Net occupancy expense	716	811
Data processing	961	917
Advertising	143	200
Net loss on sale of available-for-sale securities	-	5,103
Net loss on sale of office properties and equipment	-	180
Other expense	1,463	997
Total non-interest expense	7,219	12,760

Income (loss) before provision for income taxes	(1,333)	(5,731)
Provision for (benefit from) income taxes	(398)	(1,567)
Net income (loss)	$(935)	$(4,164)

Source:  Wisconsin Mutual Bancorp, MHC, audited financial statements.

Feldman Financial Advisors, Inc.

Net interest income decreased $1.6 million or 25.5% to $4.6 million for the year ended December 31, 2023 from $6.2 million for the year ended December 31, 2022, as a result of interest expense increasing by a greater amount than interest income. The Company’s net interest rate spread decreased from 2.27% in the year ended December 31, 2022 to 1.79% for the year ended December 31, 2023, and the net interest margin declined from 2.29% in 2022 to 1.82% in 2023 as shown in Table 6. The decreases in the net interest rate spread and the net interest margin were primarily due to an increase in the rates paid on interest-bearing liabilities and an increase in FHLB borrowings, offset partially offset by an increase in the yield on interest-earning assets.

Based on management’s analysis of the adequacy of allowance for credit losses, the Company recorded a $145,000 provision for loan losses in the year ended December 31, 2023. On January 1, 2023, the Company adopted the current expected credit loss (“CECL”) methodology for evaluating the adequacy of its loan loss allowance and added to its reserves as a result. The Company’s non-performing assets declined from $37,000 or 0.01% of total assets at December 31, 2022 to $18,000 or 0.01% of total assets at December 31, 2023. The Company’s allowance for credit losses was equal to $1.1 million or 0.60% of gross total loans at December 31, 2023 as compared to $909,000 or 0.53% of gross total loans at December 31, 2022.

Non-interest income increased by $572,000 or 65.2% to $1.4 million for the year ended December 31, 2023 from $877,000 for the year ended December 31, 2022. The increase resulted primarily from an increase of $164,000 in mortgage banking income to $355,000 in 2023 and an increase of $279,000 in gains on sale of other assets. The Company recognized a $208,000 gain on sale of a branch office in the third quarter of 2023. In January 2023, the Company closed its branch office in Little Chute, Wisconsin, due to the proximity to its other office locations and the strategic objective to reduce operating expenses. The Company also recorded a $71,000 gain on other real estate owned in 2023. The ratio of non-interest income to average assets increased from 0.31% in 2022 to 0.54% in 2023.

Feldman Financial Advisors, Inc.

Non-interest expense decreased $5.5 million or 43.4% to $7.2 million for the year ended December 31, 2023 from $12.8 million for the year ended December 31, 2022. The decrease was primarily due to the $5.1 million net loss on the sale of available-for-sale securities in 2022 with no such loss recorded in 2023. Additionally, salaries and related benefits decreased $616,000 or 13.5% in 2023 from $4.6 million to $3.9 million. The decrease in salary and related benefits resulted primarily from the closing of a branch office in the third quarter of 2023 and additional operational efficiencies that the Company implemented in 2023. Partially offsetting these decreases was an increase of $466,000 in other non-interest expense from $997,000 in 2022 to $1.5 million in 2023. The increase in other non-interest expense was mainly due to professional fees incurred in 2023 related to the attempted acquisition of another savings institution and increased FDIC insurance premiums. The ratio of non-interest expense to average assets declined from 4.52% in 2022 to 2.70% in 2023. Excluding the net loss on sale of securities, the adjusted non-interest expense ratio would have measured 2.71% of average assets in 2022.

Because of the Company’s negative pre-tax earnings, it recognized an income tax benefit of $1.6 million for the year ended December 31, 2022 and $398,000 for the year ended December 31, 2023. Due to prior years’ losses, the Company has a net operating loss carryforward of $1.9 million and net deferred tax assets of $4.9 million as of December 31, 2023. In order to realize the benefit of these tax losses, credits, and deductions, the Company must generate substantial taxable income in future periods.

Feldman Financial Advisors, Inc.

Table 4

Income Statement Ratios

Wisconsin Mutual Bancorp, MHC

For the Years Ended December 31, 2022 and 2023

(Percent of Average Assets)

	Year Ended
	December
	2023	2022

Total interest and dividend income	3.35%	2.83%
Total interest expense	1.64	0.64
Net interest income	1.72	2.18
Provision for loan losses	0.05	0.00
Net interest income after provision	1.67	2.18

Service charges on deposit accounts	0.02	0.02
Interchange income	0.09	0.09
Mortgage banking income	0.13	0.07
Increase in cash value of life insurance	0.08	0.07
Net gain on sale of office properties and equipment	0.08	0.00
Gain on sale of repossessed assets	0.03	0.00
Other income	0.11	0.07
Total non-interest income	0.54	0.31

Salaries and related benefits	1.48	1.61
Net occupancy expense	0.27	0.29
Data processing	0.36	0.32
Advertising	0.05	0.07
Net loss on sale of available-for-sale securities	0.00	1.81
Net loss on sale of office properties and equipment	0.00	0.06
Other expense	0.55	0.35
Total non-interest expense	2.71	4.52

Income (loss) before provision for income taxes	(0.50)	(2.04)
Provision for (benefit from) income taxes	(0.15)	(0.56)
Net income (loss)	(0.35)	(1.47)

Source:  Wisconsin Mutual Bancorp, MHC, financial data; Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.

Table 5

Selected Operating Performance and Financial Ratios

Wisconsin Mutual Bancorp, MHC

At or For the Years Ended December 31, 2022 and 2023

(Dollars in Thousands)

	At or For the
	Year Ended
	December 31,
	2023	2022
Performance Ratios
Return on average assets	-0.35%	-1.47%
Return on average equity	-8.70%	-32.09%
Net interest rate spread (1)	1.79%	2.27%
Net interest margin (2)	1.82%	2.29%
Non-interest expense to average assets	2.71%	4.52%
Efficiency ratio (3)	123.79%	106.38%

Regulatory Capital Ratios - Bank Only
Tier 1 capital to average assets	6.34%	6.59%
Tier 1 capital to risk-weighed assets	11.17%	11.97%
Common equity tier 1 capital to risk-weighted assets	11.17%	11.97%
Total capital to risk-weighted assets	11.89%	12.58%

Asset Quality Ratios
Non-performing loans to total loans	0.01%	0.02%
Non-performing assets to total assets	0.01%	0.01%
Allowance for credit losses to total loans	0.60%	0.52%
Allowance for credit losses to non-performing loans	5872.22%	2456.76%
Net (charge-offs) recoveries to average loans	0.00%	-0.04%

Other Data
Number of offices	5	6
Number of full-time equivalent employees	46	50

(1)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
(2)	Net interest income as a percentage of average interest-earning assets.
(3)	Non-interest expense divided by the sum of net interest income and non-interest income.

Source:  Wisconsin Mutual Bancorp, MHC, financial data; Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.

Table 6

Yield and Cost Summary

For the Years Ended December 31, 2022 and 2023

	Year Ended
	December 31,
	2023	2022
Weighted Average Yields
Loans	4.26%	3.92%
Securities available for sale	2.66	1.55
Securities held to maturity	1.40	1.40
Cash, cash equivalents, and other interest-earning assets	1.44	1.59
Total interest-earning assets	3.55	2.98

Weighted Average Costs
Interest-bearing demand accounts	0.09	0.07
Savings accounts	0.06	0.05
Money market accounts	0.69	0.39
Certificate of deposit accounts	3.08	1.26
Total interest-bearing deposits	1.59	0.65

Borrowed funds	3.60	2.41
Total interest-bearing liabilities	1.76	0.71

Net interest rate spread (1)	1.79	2.27
Net interest margin (2)	1.82	2.29

(1)	Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(2)	Net interest income divided by average total interest-earning assets.

Source:  Wisconsin Mutual Bancorp, MHC, financial data.

Feldman Financial Advisors, Inc.

Interest Rate Risk Management

The Company seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Asset/Liability Management Committee (“ALCO”) is responsible for evaluating the interest rate risk inherent in the Company’s assets and liabilities, for determining the level of risk that is appropriate, given its business strategy, operating environment, capital, liquidity, and performance objectives, and for managing this risk consistent with the policy and guidelines approved by its Board of Directors. The Company believes that accepting some level of interest rate risk is necessary in order to achieve realistic profit goals. The ALCO meets at least quarterly, comprises directors, executive officers, and certain senior management, and reports to the full Board on at least a quarterly basis. The Company currently utilizes a third-party modeling program, prepared on a quarterly basis, to evaluate its sensitivity to changing interest rates.

The Company has implemented various strategies to manage its interest rate risk. By enacting these strategies, the Company believes that it is better positioned to react to changes in market interest rates. These strategies include:

•	Maintaining capital levels that exceed the thresholds for well capitalized status under federal regulations.

•	Maintaining a prudent level of liquidity, including a portfolio of cash, short-term investments, or investments with amortizing features.

•	Originating shorter-term or adjustable-rate loans for portfolio and selling the majority of its originations of longer-term, fixed-rate residential mortgages.

•	Attempting to increase the balances of core deposits, which are less sensitive to interest rate fluctuations.

•	Managing the utilization of wholesale funding with FHLB borrowings in a prudent manner.

•	Managing the terms of its certificates of deposits.

•	Emphasizing asset quality to maximize the level of earning assets.

Feldman Financial Advisors, Inc.

The Company monitors its interest rate sensitivity management through third-party models that estimate the change in its economic value of equity (“EVE”) over a range of interest rate scenarios. EVE, which is different from book value, is equal to the market value of assets minus the market value of liabilities (representing the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. Table 7 sets forth the Company’s EVE as of December 31, 2023 and reflects the changes to EVE as a result of immediate and sustained changes in interest rates as indicated.

Table 7 indicates that at December 31, 2023, in the event of an instantaneous parallel 100 basis point increase in interest rates, the Company would experience a 15.8% decrease in EVE. In the event of an instantaneous 100 basis point decrease in interest rates, the Company would experience a 12.2% increase in EVE. In the event of an instantaneous 200 basis point increase in interest rates, the Company would experience a 33.1% decrease in EVE. In the event of an instantaneous 200 basis point decrease in interest rates, the Company would experience a 27.0% increase in EVE. The EVE simulations do not reflect any steps that the Company might take to counter the impact of such interest rate movement.

In addition to modeling changes in EVE, the Company also analyzes potential changes to net interest income for a one-year period under rising and falling interest rate scenarios. The Company estimates its net interest income for a one-year period, and then calculates what the net interest income would be for the same period under the assumption that the U.S. Treasury yield curve increases or decreases gradually by up to 300 basis points.

Feldman Financial Advisors, Inc.

Table 7

Economic Value of Equity

As of December 31, 2023

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated EVE (2) ($000s)	Amount Change from Base ($000s)	Percent Change from Base
+ 300 b.p.	$9,581	$(8,168)	(46.0)%
+ 200 b.p.	11,868	(5,881)	(33.1)%
+ 100 b.p.	14,944	(2,805)	(15.8)%
Base	17,749	--	--
- 100 b.p.	19,914	2,165	12.2%
- 200 b.p.	22,548	4,799	27.0%
- 300 b.p.	25,192	7,443	41.9%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.

Source: Wisconsin Mutual Bancorp, MHC, financial data.

Table 8 sets forth, as of December 31, 2023, the calculation of the estimated changes in the Company’s net interest income resulting from the designated changes in the U.S. Treasury yield curve. As shown in Table 8, an upward change of 100 basis points in market interest rates would increase net interest income by $66,000 or 1.8%, and a downward change of 100 basis points would increase net interest income by $125,000 or 3.4%. An upward change of 200 basis points in market interest rates would increase net interest income by $23,000 or 0.6%, and a downward change of 200 basis points would increase net interest income by $134,000 or 3.6%.

Feldman Financial Advisors, Inc.

Table 8

Net Interest Income Sensitivity

As of December 31, 2023

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated Net Interest Income in Year 1 ($000s)	Change in Net Interest Income ($000s)	Percent Change from Base (%)
+ 300 b.p.	$3,663	$(33)	(0.9)%
+ 200 b.p.	3,719	23	0.6%
+ 100 b.p.	3,762	66	1.8%
Base	3,696	--	--
- 100 b.p.	3,821	125	3.4%
- 200 b.p.	3,830	134	3.6%
- 300 b.p.	3,832	136	3.7%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Source: Wisconsin Mutual Bancorp, MHC, financial data.

Feldman Financial Advisors, Inc.

Asset Quality

Table 9 summarizes the Company’s total non-performing assets as of December 31, 2022 and 2023. The Company has a record of reporting satisfactory asset quality in recent years. Non-performing loans decreased from $37,000 at December 31, 2022 to $18,000 at December 31, 2023. The Company’s non-performing loans consisted of $18,000 in home equity loans as of December 31, 2023 and $37,000 of one- to four-family residential mortgage loans at December 31, 2022. Relative to total loans, non-performing loans measured 0.02% and 0.01% as of December 31, 2022 and 2023, respectively. The Company had no foreclosed assets at December 31, 2022 or 2023. The Company’s ratio of non-performing assets to total assets measured 0.01% as of December 31, 2022 and December 31, 2023.

Table 10 summarizes the Company’s allowance for credit losses as of December 31, 2022 and 2023. The allowance for credit losses increased from $909,000 or 0.53% of gross total loans at December 31, 2022 to $1.1 million or 0.60% of gross total loans at December 31, 2023. The Company’s provision for credit losses amounted to zero in 2022 and $145,000 in 2023. In 2022, the Company experienced net charge-offs of $77,000, which were related to marine and recreational vehicle loans. In 2023, the Company recorded $2,000 in net recoveries. The increased provision for credit losses in 2023 was mainly attributable to the Company’s adoption of the CECL methodology.

Feldman Financial Advisors, Inc.

Table 9

Non-performing Assets Summary

As of December 31, 2022 and 2023

(Dollars in Thousands)

	December 31,
	2023	2022
Non-accrual Loans
One- to four-family residential	$-	$37
Home equity loans and lines of credit	18	-
Marine and recreational vehicle	-	-
Commercial and multi-family real estate	-	-
Construction	-	-
Commercial business	-	-
Other consumer	-	-

Total non-performing loans	18	37
Foreclosed assets	-	-

Total non-performing assets	$18	$37

Total non-performing loans to total loans	0.01%	0.02%
Total non-performing assets to total assets	0.01%	0.01%

Source:  Wisconsin Mutual Bancorp, MHC, financial data.

Feldman Financial Advisors, Inc.

Table 10

Allowance for Credit Losses

At or For the Years Ended December 31, 2022 and 2023

(Dollars in Thousands)

	At or For the
	Year Ended
	December 31,
	2023	2022
Allowance at beginning of period	$909	$986

Charge-offs:
Marine and recreational vehicle	(23)	(78)
Total charge-offs	(23)	(78)

Recoveries:
Marine and recreational vehicle	25	1
Total recoveries	25	1

Net recoveries (charge-offs)	2	(77)
Provision for credit losses	145	-

Allowance at end of period	$1,057	$909

Allowance to non-performing loans	5872.2%	2456.8%
Allowance to gross total loans	0.60%	0.52%
Net (charge-offs) recoveries to average loans	0.00%	-0.04%

Source: Wisconsin Mutual Bancorp, MHC, financial data.

Feldman Financial Advisors, Inc.

Market Area

Overview of Market Area

The Bank operates from its main office in Kaukauna, Wisconsin, and four additional branch offices in the communities of Appleton, Freedom, Grand Chute, and Kimberly. All of the Bank’s offices are located in Outagamie County, which is part of the Appleton Metropolitan Statistical Area (“MSA”). The Bank’s primary market area includes parts of Outagamie, Calumet, and Winnebago counties. The Appleton MSA consists of Outagamie County and Calumet County, while Winnebago County comprises the Oshkosh-Neenah MSA. Kaukauna is a city in Outagamie and Calumet counties and situated on the Fox River, approximately 100 miles north of Milwaukee. Appleton is a city in Outagamie, Calumet, and Winnebago counties and is also situated on the Fox River, 30 miles southwest of Green Bay and 100 miles north of Milwaukee. The Fox Cities region is generally considered to include Outagamie County, Calumet County, and the northern portion of Winnebago County. A map of the Bank’s branch office network is presented on the next page.

The Fox Cities region of Northeast Wisconsin encompasses the cities, towns, and villages situated along the Fox River as it flows northward from Lake Winnebago into Green Bay. The Fox Cities region (also referred to as the Fox Valley region) is a mixture of rural and urban areas and includes the cities of Appleton, Kaukauna, Menasha, and Neenah, the villages of Combined Locks, Fox Crossing, Harrison, Hortonville, Kimberley, Little Chute, and Sherwood, and the towns of Buchanan, Clayton, Freedom, Grand Chute, Greenville, and Harrison. Appleton is the largest city in the Fox Cities, while Neenah and Menasha anchor the south end and Kaukauna is at the extreme east end. Since the mid-nineteenth century, the paper industry and its allied industries have been the foundation for the region’s economy. The area is known for its stable economy, educational opportunities, affordable cost of living, quality health care, and recreational amenities.

Feldman Financial Advisors, Inc.

● East Wisconsin Savings Bank– full-service banking offices

The manufacturing of various types of paper and paper products has long been the basis of the Fox Cities economy. The Fox River, with its water power and transportation, made the Fox Cities an important manufacturing location. Today, outgrowths of those early manufacturing activities have led to a more diverse economy, which includes light manufacturing, insurance, plastics, retail, health care, education, government, and food processing. Major paper and paper product manufacturing companies in the area include Kimberly-Clark (Neenah), AstenJohnson (Appleton), and Georgia-Pacific (Neenah). Other large employers in the area include ThedaCare (health care system), Ascension (health care system), Thrivent Financial (financial services), Pierce Manufacturing (manufacturing of fire and rescue apparatus), Plexus Corp. (integrated engineering and contract manufacturing), Presto Products Company (plastics), Miller Electric (welding and cutting equipment), and Bemis Manufacturing Company (plastics and molding).

Feldman Financial Advisors, Inc.

Table 11 presents the total employment force by industry sectors in the United States, Wisconsin, the Appleton MSA, and the Oshkosh-Neenah MSA. The aggregate labor force in 2023 averaged 137,100 in the Appleton MSA and 102,200 in the Oshkosh-Neenah MSA. As displayed in Table 11, manufacturing accounted for the largest employment concentration in the Appleton MSA and the Oshkosh-Neenah MSA, followed by trade, transportation, and utilities. The financial activities sector also exhibited a significant concertation in the Appleton MSA.

Table 11

Total Employment Force by Industry Sector

Average Employment Data for 2023

							Oshkosh-
	United				Appleton		Neenah
	States		Wisconsin		MSA		MSA
		%		%		%		%
Industry	Total	of Total	Total	of Total	Total	of Total	Total	of Total
Construction and natural resources	8,606.9	5.5	138.8	4.6	10.5	7.7	6.3	6.2
Manufacturing	12,978.6	8.3	482.1	16.0	25.6	18.7	21.3	20.8
Trade, transportation, and utilities	28,861.7	18.5	553.9	18.4	24.7	18.0	15.2	14.9
Information	3,064.3	2.0	44.3	1.5	1.4	1.0	1.6	1.5
Financial activities	9,132.3	5.8	161.0	5.4	13.8	10.1	4.5	4.4
Professional and business services	22,944.1	14.7	327.3	10.9	16.1	11.7	13.3	13.0
Private education and health care	25,384.0	16.3	470.9	15.7	14.5	10.6	11.8	11.5
Leisure and hospitality	16,585.9	10.6	275.1	9.1	11.2	8.2	11.1	10.8
Other services	5,861.6	3.8	150.3	5.0	7.0	5.1	5.3	5.2
Government	22,722.8	14.6	403.6	13.4	12.2	8.9	11.9	11.6

Total Employment	156,142.2	100.0	3,007.3	100.0	137.1	100.0	102.2	100.0

Source: Wisconsin Department of Workforce Development.

Feldman Financial Advisors, Inc.

Table 12 provides selected demographic data for the United States, the state of Wisconsin, the Appleton MSA, and the Oshkosh-Neenah MSA. The Appleton MSA had an estimated 2024 population of 247,081 and the Oshkosh-Neenah MSA had an estimated population of 171,193. In recent years, the population growth in the Appleton MSA has outpaced both national and state rates. Since 2020, the population in the Appleton MSA expanded by 1.6% as compared to the national and state rates of 1.4%, and 0.4%, respectively. Over the next five years, the population in the Appleton MSA is projected to increase by 2.7% as compared to the national and state rates of 2.4% and 1.6%, respectively. The Appleton-Oshkosh-Neenah combined statistical area (“CSA”) with an estimated population of 418,274 is the third most populous CSA in Wisconsin, after the Milwaukee-Racine-Waukesha CSA and the Madison-Janesville-Beloit CSA.

The median age in the Appleton MSA was 40.1 years, below the state median of 41.0 years but above the national median of 39.8 years. The estimated 2024 median household income in the Appleton MSA was $81,942, above the national and state median levels of $75,874 and $74,195, respectively. The median household income in the Oshkosh-Neenah MSA was lower at $68,906. The unemployment rates in Wisconsin and the local market areas have consistently been lower than the national averages. In December 2023, the unemployment rates in the Appleton MSA and the Oshkosh-Neenah MSA were both equal to 2.3%, measuring below the corresponding state unemployment rate of 2.7% and the national unemployment rate of 3.5%.

The city of Appleton is the county seat of Outagamie County. Appleton had an estimated 2024 population of 75,469, ranking it as the sixth most populous city in the state. Appleton serves as the heart of the Fox Valley and is home to Lawrence University, a private liberal arts college and music conservatory. Fox Valley Technical College is a public technical college located in Grand Chute (Outagamie County), Wisconsin.

Feldman Financial Advisors, Inc.

Table 12
Selected Demographic Data

				Oshkosh-
	United		Appleton	Neenah
	States	Wisconsin	MSA	MSA
Total Population
2020 - Base	331,449,281	5,893,718	243,147	171,730
2024 - Current	336,157,119	5,918,565	247,081	171,193
2029 - Projected	344,209,992	6,011,450	253,825	172,923
% Change 2020-24	1.42%	0.42%	1.62%	-0.31%
% Change 2024-29	2.40%	1.57%	2.73%	1.01%

Age Distribution, 2024
0 - 14 Age Group	17.24%	17.05%	18.33%	16.69%
15 - 34 Age Group	26.61%	25.48%	25.00%	26.74%
35 - 54 Age Group	24.92%	24.02%	25.36%	24.57%
55 - 69 Age Group	18.53%	19.97%	19.65%	19.31%
70+ Age Group	12.71%	13.47%	11.66%	12.69%

Median Age (years)	39.8	41.0	40.1	40.1

Total Households
2020 - Base	126,817,580	2,428,361	96,790	71,473
2024 - Current	129,079,042	2,461,915	99,106	72,003
2029 - Projected	132,563,817	2,515,755	102,281	73,028
% Change 2020-24	1.78%	1.38%	2.39%	0.74%
% Change 2024-29	2.70%	2.19%	3.20%	1.42%

Household Income, 2024
< $25,000	15.66%	14.10%	11.03%	14.03%
$25,000 - $49,999	18.07%	19.05%	17.26%	21.76%
$50,000 - $99,999	28.40%	31.32%	32.61%	33.17%
$100,000 - $199,999	25.82%	26.84%	29.74%	24.45%
$200,000+	12.05%	8.70%	9.36%	6.59%

Average Household Income
2024 - Current	$108,671	$98,010	$103,884	$89,266
2029 - Projected	$118,937	$108,150	$115,325	$97,834
% Change 2024-29	9.45%	10.35%	11.01%	9.60%

Median Household Income
2024 - Current	$75,874	$74,195	$81,942	$68,906
2029 - Projected	$83,550	$81,722	$89,890	$74,120
% Change 2024-29	10.12%	10.14%	9.70%	7.57%

Unemployment Rate (not seasonally adjusted)
December 2021	3.7%	2.4%	2.0%	2.0%
December 2022	3.3%	2.2%	1.9%	1.9%
December 2023	3.5%	2.7%	2.3%	2.3%

Feldman Financial Advisors, Inc.

Table 12 (continued)
Selected Demographic Data

				Oshkosh-
	United		Appleton	Neenah
	States	Wisconsin	MSA	MSA
Total Housing Units, 2024	143,769,387	2,772,507	103,096	76,865
Owner Occupied	81,634,041	1,633,974	71,170	46,595
Renter Occupied	47,445,001	827,941	27,936	25,408
Vacant	14,690,345	310,592	3,990	4,862

Owner Occupied	56.78%	58.93%	69.03%	60.62%
Renter Occupied	33.00%	29.86%	27.10%	33.06%
Vacant	10.22%	11.20%	3.87%	6.33%

Owner Occupied Units
2024 - Current	81,634,041	1,633,974	71,170	46,595
2029 - Projected	83,863,487	1,669,696	73,339	47,237
% Change 2020-24	1.98%	1.45%	2.24%	0.73%
% Change 2024-29	2.73%	2.19%	3.05%	1.38%

Renter Occupied Units
2024 - Current	47,445,001	827,941	27,936	25,408
2029 - Projected	48,700,330	846,059	28,942	25,791
% Change 2020-24	1.45%	1.24%	2.80%	0.77%
% Change 2024-29	2.65%	2.19%	3.60%	1.51%

Owner-Occupied Housing Unit Rate, 2022 (1)	65.2%	68.1%	73.9%	64.6%

Owner-Occupied Housing Units Median Value, 2022	$320,900	$252,800	$252,300	$207,200

Median Gross Rent, 2022	$1,300	$992	$955	$863

High School Graduate or Higher, % Age 25 Years-plus, 2022	89.6%	93.5%	95.2%	95.3%

Bachelor's Degree or Higher, % Age 25 Years-plus, 2022	35.7%	33.2%	36.0%	28.7%

In Civilian Labor Force, Total % Age 16 Years-plus, 2022	63.5%	65.1%	68.8%	65.4%

(1) As a percentage of total number of households.

Source: Claritas; S&P Global Market Intelligence; U.S. Bureau of the Census; U.S. Department of Labor.

Feldman Financial Advisors, Inc.

The city of Kaukauna is located within the Appleton MSA and had an estimated 2024 population of 17,768. The city has diverse industrial and manufacturing businesses, including the original Oscar Thilmany Paper Mill, which was constructed in 1883 and currently produces specialty paper products. The paper mill has changed ownership numerous times and is now owned by Ahlstrom. Kaukauna had an estimated 2024 median household income of $79.607. The population of Kaukauna increased by 4.0% between 2020 and 2024 and is projected to increase by 3.2% over the next five years.

The town of Grand Chute is located in Outagamie County and had an estimated 2024 population of 23,831. The main campus of Fox Valley Technical College, a public technical college, is located in Grand Chute. Fox Valley Technical College offers more than 220 associate degree, technical diploma, and certificate programs, and instruction related to 19 apprenticeship trades, in addition to providing services to business and industry. The college serves over 50,000 people annually, more than any other technical college in Wisconsin. The Fox River Mall in Grand Chute anchors a regional shopping, hospitality, and entertainment district.

Located east of Appleton, the village of Kimberly is situated in Outagamie County and had an estimated 2024 population of 7,464. Kimberly features a small-town atmosphere within a large metropolitan area. In addition to the village’s traditional downtown area, significant commercial development has occurred over the past 40 years with the development of a business park and business corridor. Kimberly was named after John Kimberly, one of the co-founders of what is now the Kimberly-Clark Corporation, which opened a paper mill in the community in 1889. The paper mill thrived under numerous names and was a major employment facility for the village until its closing in 2008. The 100-acre property is currently under redevelopment with residential and green space park development and trail system expansion in progress.

Feldman Financial Advisors, Inc.

Overview of Office Network

Table 13 provides deposit data for the Company’s full-service banking offices as of June 30, 2021, 2022, and 2023. The Company’s deposits decreased by 11.5% over the one-year period from June 30, 2022 to 2023 and decreased by a compound annual growth rate (“CAGR”) of 1.4% over the two-year period from June 30, 2021 to 2023. The Company’s largest office based on deposits is the main office in Kaukauna, which had deposits of $118.7 million or 50.4% of the Company’s total deposits at June 30, 2023. A branch office in Appleton was the second largest with total deposits of $46.4 million as of June 30, 2023. As discussed previously, a branch office in Little Chute was closed in January 2023 due to the Company’s strategic objective to reduce operating expenses and also because of its proximity to other nearby branch locations.

Table 13

Branch Office Deposit Data

Data as of June 30, 2021, 2022, and 2023

				Branch Deposits at June 30,			1-Year	2-Year
				2023	2022	2021	Growth	CAGR
Address	City	Locale	St.	($000)	($000)	($000)	(%)	(%)
Outagamie County
109 W. Second St.	Kaukauna	Kaukauna	WI	$118,717	$100,459	$94,772	18.2	11.9
N3947 Columbia Ave.	Kaukauna	Freedom	WI	31,864	31,346	30,717	1.7	1.8
501 E. Wisconsin Ave.	Appleton	Appleton	WI	46,363	50,420	48,082	(8.0)	(1.8)
1501 N. Casaloma Dr.	Appleton	Grand Chute	WI	13,360	27,789	24,334	(51.9)	(25.9)
220 W. Kimberly Ave.	Kimberly	Kimberly	WI	25,053	26,631	26,224	(5.9)	(2.3)
1805 E. Main Street (1)	Little Chute	Little Chute	WI	-	29,379	28,048	(100.0)	(100.0)

Total				$235,357	$266,024	$252,177	(11.5)	(1.4)

(1) Branch office was closed in January 2023.

Source: S&P Global.

Feldman Financial Advisors, Inc.

Deposit Market Share Analysis

Table 14 displays branch deposit data as of June 30, 2023 for the financial institutions (commercial banks and thrift institutions) in Outagamie County, Wisconsin (with deposit data adjusted for subsequently completed mergers). The Company ranked seventh in Outagamie County out of 18 financial institutions, with total deposits of $235.4 million in five offices as of June 30, 2023 for a market share of 5.9%. The Company ranked as the largest thrift institution with branch offices in Outagamie County. The Company’s deposit market share declined from 6.1% at June 30, 2002. The deposit market share leaders in Outagamie County were BMO Bank with a market share of 17.6% and Associated Bank with a market share of 15.0%. BMO Bank is headquartered in Chicago, Illinois, and had total assets of $265.7 billion at December 31, 2023. BMO Bank is a subsidiary of the Canadian multi-national bank and financial services company, Bank of Montreal. Associated Bank is headquartered in Green Bay, Wisconsin, and had total assets of $41.0 billion at December 31, 2023. The deposit market total in Outagamie County declined by 8.5% from $4.3 billion at June 30, 2022 to $4.0 billion at June 30, 2023.

As shown in Table 15, the Company ranked eighth in the Appleton MSA (consisting of Outagamie and Calumet Counties) out of 23 financial institutions, with total deposits of $235.4 million for a market share of 4.9%. The deposit market share leaders in the Appleton MSA included BMO Bank (18.22% market share), Associated Bank (12.3% market share), JPMorgan Chase Bank (11.3% market share), and Nicolet National Bank (10.4% market share). The deposit market total in the Appleton MSA decreased by 6.6% from $5.2 billion at June 30, 2022 to $4.8 billion at June 30, 2023.

Feldman Financial Advisors, Inc.

Table 14

Deposit Market Share in Outagamie County, Wisconsin

Data as of June 30, 2022 and 2023

(Dollars in Thousands)

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2023	2023	2022	2022	Growth	CAGR
2023	Institution	2023	($000)	(%)	($000)	(%)	(%)	(%)

Outagamie County, WI
1	BMO Bank, N.A. (IL)	4	697,579	17.62	667,154	15.41	4.56	(0.22)
2	Associated Bank, N.A. (WI)	4	592,737	14.97	642,893	14.85	(7.80)	7.95
3	JPMorgan Chase Bank, N.A. (NY)	2	435,565	11.00	635,359	14.68	(31.45)	(3.44)
4	Nicolet National Bank (WI)	4	396,539	10.01	399,071	9.22	(0.63)	8.78
5	American Nat'l Bank-Fox Cities (WI)	1	310,502	7.84	308,266	7.12	0.73	5.05
6	BLC Community Bank (WI)	1	305,839	7.72	299,919	6.93	1.97	10.55
7	East Wisconsin Savings Bank (WI)	5	235,357	5.94	266,024	6.15	(11.53)	5.01
8	Wells Fargo Bank, N.A (CA)	2	221,650	5.60	244,001	5.64	(9.16)	(0.67)
9	Wolf River Community Bank (WI)	3	196,513	4.96	188,866	4.36	4.05	12.03
10	U.S. Bank, N.A. (MN)	3	186,741	4.72	220,663	5.10	(15.37)	2.57
11	Bank of Kaukauna (WI)	1	125,790	3.18	134,806	3.11	(6.69)	10.66
12	Bank First, N.A. (WI)	1	75,495	1.91	133,896	3.09	(43.62)	(4.51)
13	Old National Bank (IN)	1	60,693	1.53	68,530	1.58	(11.44)	0.50
14	North Shore Bank (WI)	1	48,057	1.21	60,955	1.41	(21.16)	2.65
15	AbbyBank (WI)	1	41,137	1.04	28,731	0.66	43.18	15.04
16	Johnson Bank (WI)	1	13,915	0.35	11,880	0.27	17.13	13.49
17	Premier Community Bank (WI)	1	13,455	0.34	16,092	0.37	(16.39)	3.69
18	Thrivent Trust Company (WI)	1	2,000	0.05	2,000	0.05	0.00	0.00

	Market Total	37	3,959,564	100.00	4,329,106	100.00	(8.54)	3.52

Source:  S&P Global.

Feldman Financial Advisors, Inc.

Table 15

Deposit Market Share in the Appleton MSA-Wisconsin
Data as of June 30, 2022 and 2023

(Dollars in Thousands)

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2023	2023	2022	2022	Growth	CAGR
2023	Institution	2023	($000)	(%)	($000)	(%)	(%)	(%)

Appleton MSA-WI
1	BMO Bank, N.A. (IL)	6	878,587	18.18	844,440	16.32	4.04	0.08
2	Associated Bank, N.A. (WI)	4	592,737	12.27	642,893	12.43	(7.80)	6.63
3	JPMorgan Chase Bank, N.A. (NY)	3	547,961	11.34	750,259	14.50	(26.96)	(0.12)
4	Nicolet National Bank (WI)	5	500,198	10.35	496,800	9.60	0.68	7.91
5	Stte Bank of Chilton (WI)	4	370,495	7.67	343,359	6.64	7.90	10.44
6	American Nat'l Bank-Fox Cities (WI)	1	310,502	6.43	308,266	5.96	0.73	5.05
7	BLC Community Bank (WI)	1	305,839	6.33	299,919	5.80	1.97	10.55
8	East Wisconsin Savings Bank (WI)	5	235,357	4.87	266,024	5.14	(11.53)	5.01
9	Wells Fargo Bank, N.A (CA)	2	221,650	4.59	244,001	4.72	(9.16)	(0.67)
10	Wolf River Community Bank (WI)	3	196,513	4.07	188,866	3.65	4.05	12.03
11	U.S. Bank, N.A. (MN)	3	186,741	3.86	220,663	4.26	(15.37)	2.57
12	Bank of Kaukauna (WI)	1	125,790	2.60	134,806	2.61	(6.69)	10.66
13	Bank First, N.A. (WI)	1	75,495	1.56	133,896	2.59	(43.62)	(4.51)
14	Old National Bank (IN)	1	60,693	1.26	68,530	1.32	(11.44)	0.50
15	North Shore Bank (WI)	1	48,057	0.99	60,955	1.18	(21.16)	2.65
16	AbbyBank (WI)	1	41,137	0.85	28,731	0.56	43.18	15.04
17	Great Midwest Bank S.S.B. (WI)	1	31,772	0.66	38,434	0.74	(17.33)	2.07
18	Horicon Bank (WI)	1	28,661	0.59	27,652	0.53	3.65	7.89
19	National Exchange Bank & Trust (WI)	1	24,737	0.51	28,873	0.56	(14.32)	7.43
20	Collins State Bank (WI)	1	19,635	0.41	16,520	0.32	18.86	23.17
21	Johnson Bank (WI)	1	13,915	0.29	11,880	0.23	17.13	13.49
22	Premier Community Bank (WI)	1	13,455	0.28	16,092	0.31	(16.39)	3.69
23	Thrivent Trust Company (WI)	1	2,000	0.04	2,000	0.04	0.00	0.00

	Market Total	49	4,831,927	100.00	5,173,859	100.00	(6.61)	4.18

Source:  S&P Global.

Feldman Financial Advisors, Inc.

Summary Outlook

Due to the rapid increase in market rates and the correlated impact on its securities portfolio, the Company reported net operating losses over the past two years and also experienced a significant contraction of its equity capital. The Company’s net losses amounted to -$4.2 million in 2022 and -$935,000 in 2023. Due to the net losses and mounting AOCI deficit, the Company’s equity capital declined from $22.5 million at year-end 2021 to $11.5 million at year-end 2023. The path to improved profitability for the Company has been impeded by its comparatively low net interest margin, which is exacerbated by its low level of equity.

The Company’s net interest margin remains under pressure in the current interest rate environment and its efficiency ratio is still well above peer group averages. The large concentrations of residential mortgage loans, along with liquidity and investments, have the effect of restraining the Company’s net interest income. Historically, the Company’s provision for credit losses has amounted to very small amounts. In 2022 and 2023, the Company’s non-interest expense substantially offset its generation of net interest income and resulted in net losses. The Company recently experienced increased levels of non-interest expense due to its attempted acquisition of another savings institution. The Company reported eight consecutive quarters of net losses in 2022 and 2023.

The Company plans to continue its emphasis on residential mortgage lending, while also continuing its diversification efforts in certain consumer and commercial business lending activities with which it is experienced. The Company seeks to improve its earning asset yields and interest rate sensitivity with shorter-maturity loans generated through these types of loans. A return to more normalized mortgage loan production should also enhance the Company’s mortgage banking income, which has been a meaningful contributor to profitability in prior years. A key element of the Company’s operating strategy is to continue to aggressively manage credit risk so as to continue to maintain the Company’s favorable measures of credit quality.

Feldman Financial Advisors, Inc.

The infusion of additional capital from the Stock Offering will strengthen the Company’s strained capital position and allow more flexibility for the implementation of prudent loan growth strategies. However, the Company’s operating results will continue to be negatively impacted until it is able to increase interest income and non-interest income relative to its expenses. Although the capital raised in the Conversion will support this effort, the Conversion will have an adverse impact on earnings in the near term due to additional expenses incurred in conjunction with the Conversion. These additional expenses include compensation expenses related to various stock-based benefit plans and certain costs associated with becoming a public company. Therefore, the Company does not expect a rapid turnaround in its profitability immediately following the completion of the Conversion. It remains focused on improving its longer-term earnings viability and returning to a positive earnings position in the future.

Feldman Financial Advisors, Inc.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a reliable valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing levels and trading histories of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

Feldman Financial Advisors, Inc.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – The marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies whose market prices were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

Feldman Financial Advisors, Inc.

The operations of the Company fit the general profile of a traditional thrift institution, concentrating on residential mortgage lending in its local market and relying on retail deposits as the primary funding source. In determining the Comparative Group composition, we focused on the Company’s asset size, capitalization, asset quality, and geographic location. Attempting to concentrate on the Company’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size and geographic criteria to generate a significant number of comparables. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a significant number of members.

We performed an initial screening for publicly traded thrifts headquartered in the Midwest region of the United States with total assets less than $1.2 billion. We then expanded the selection criteria to certain other geographic regions, including the Southwest, Southeast, and Mid-Atlantic regions, and applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York Stock Exchange (“NYSE”), NYSE American, or NASDAQ Stock Market.

•	Excludes mutual holding companies – company’s corporate structure is not organized in the mutual holding company (“MHC”) form.

•	Seasoned trading issue – company has been publicly traded in the fully-converted stock form for at least one year.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Asset size – total assets less than $1.2 billion.

•	Capital level – tangible common equity to tangible assets greater than 3.0%.

•	Market capitalization – aggregate total market value of outstanding common stock is less than $100 million.

•	Credit quality – non-performing assets to total assets of less than 1.5%.

Feldman Financial Advisors, Inc.

As a result of applying the criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the 11 companies included in the Comparative Group is presented in Table 16. All of the selected companies are traded on the NASDAQ Stock Market. The Comparative Group companies ranged in asset size from $256.8 million at NSTS Bancorp to $1.1 billion at HMN Financial. The median asset size of the Comparative Group was $439.9 million. Because of the initial and continuing listing standards of NASDAQ and the NYSE, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from NASDAQ and/or are acquired by larger companies, not many small thrifts are listed on major stock exchanges. Accordingly, all but one Comparative Group member had a larger asset size than the Company.

The Comparative Group includes four thrifts based in the Midwest region: 1895 Bancorp (Wisconsin), HMN Financial (Minnesota), IF Bancorp (Illinois), and NSTS Bancorp (Illinois). The Comparative Group’s remaining members are located in the Southwest (three companies), Mid-Atlantic (two companies), and Southeast (two companies). Similar to the Company, 1895 Bancorp operates in Wisconsin with its headquarters in Greenfield, which is situated outside of Milwaukee and located approximately 115 miles south of Kaukauna.

Of the 29 public thrifts based in the Midwest, 19 were excluded because their stock issues are not traded on a major stock exchange and are instead listed on over-the-counter (“OTC”) markets. In addition, several other Midwest thrifts were excluded because of their corporate structure being organized in the MHC form or their asset size exceeded the threshold of $1.2 billion. While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group, on the whole, provides a meaningful basis for financial comparison for valuation purposes.

Feldman Financial Advisors, Inc.

Table 16

Comparative Group Operating Summary

As of December 31, 2023

				Initial Public	Total	Total Equity/
			No. of	Offering	Assets	Assets
Company	City	St.	Offices	Date	($Mil.)	(%)
Wisconsin Mutual Bancorp, MHC	Kaukauna	WI	5	NA	$262.6	4.39

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield	WI	6	01/08/19	557.6	13.05
Catalyst Bancorp, Inc.	Opelousas	LA	6	10/12/21	270.9	31.24
Cullman Bancorp, Inc.	Cullman	AL	4	10/08/09	410.6	24.77
Generations Bancorp NY, Inc.	Seneca Falls	NY	10	07/10/06	424.4	8.88
HMN Financial, Inc.	Rochester	MN	14	06/30/94	1,107.1	9.73
Home Federal Bancorp, Inc.	Shreveport	LA	11	01/18/05	654.2	8.04
IF Bancorp, Inc.	Watseka	IL	8	07/07/11	910.8	8.10
NSTS Bancorp, Inc.	Waukegan	IL	3	01/18/22	256.8	30.20
PB Bankshares, Inc.	Coatesville	PA	4	07/14/21	439.7	10.69
TC Bancshares, Inc.	Thomasville	GA	4	07/20/21	466.6	17.07
Texas Community Bancshares	Mineola	TX	7	07/14/21	452.0	11.88

Source: Wisconsin Mutual Bancorp, MHC; S&P Global.

Feldman Financial Advisors, Inc.

Recent Financial Comparisons

Table 17 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 18 through 22 contain detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Company, the Comparative Group, and the All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended December 31, 2023.

The Company’s LTM earnings amounted to -$935,000 for an LTM ROA of -0.35%, reflecting profitability below the Comparative Group median of 0.23% and the All Public Thrift median of 0.56%. The Company’s lower ROA was attributable mainly to a lower level of interest income, which measured 1.72% relative to average assets versus the Comparative Group median of 2.75% and the All Public Thrift median of 2.78%. The Company’s LTM ROE was -8.70% and below the Comparative Group median of 0.71%. The Company’s ROA was below the ROA results of all of the members of the Comparative Group except for 1895 Bancorp, which reported an LTM ROA of -0.83%.

Based on core earnings (as adjusted to exclude securities gains or losses, intangibles amortization expense, and other non-recurring items), the Company’s core profitability was also below the Comparative Group’s levels. The Company’s LTM core earnings measured -0.40% of average assets, lower than the corresponding Comparative Group median of 0.20% and the All Public Thrift median of 0.51%. The Company’s core earnings exclude the impact of a gain on the sale of a branch office and a gain on the sale of a repossessed asset plus non-recurring professional fees related to an attempted acquisition of another savings institution.

Feldman Financial Advisors, Inc.

Table 17

Key Financial Comparisons

Wisconsin Mutual Bancorp, MHC and the Comparative Group

As of or For the Latest Twelve Months Ended December 31, 2023

	Wisconsin
	Mutual	Comparative	All Public
	Bancorp	Group	Thrift
	MHC	Median	Median
Profitability Ratios
LTM Return on Average Assets (ROA)	(0.35)%	0.23%	0.56%
LTM Return on Average Equity (ROE)	(8.70)	0.71	4.80
Core Return on Avg. Assets (Core ROA)	(0.40)	0.20	0.51
Core Return on Avg. Equity (Core ROE)	(10.03)	1.95	4.55

Net Interest Margin	1.82	2.81	2.89
Efficiency Ratio	123.79	88.89	73.14

Income and Expense (% of avg. assets)
Total Interest Income	3.35	4.25	4.42
Total Interest Expense	1.63	1.26	1.51
Net Interest Income	1.72	2.75	2.78
Provision for Credit Losses	0.05	0.05	0.05
Other Operating Income	0.44	0.47	0.31
Net Securities Gains and Non-rec. Income	0.10	0.00	0.00
General and Administrative Expense	2.67	2.75	2.46
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.04	0.00	0.00
Pre-tax Core Earnings	(0.57)	0.25	0.65

Equity Capital Ratios
Total Equity / Total Assets	4.39	11.88	11.90
Tangible Equity / Tangible Assets	4.39	11.83 5	11.71

Growth Rates
Total Assets	(3.18)	8.25	5.26
Net Total Loans	1.10	9.34	7.95
Total Deposits	(7.52)	2.02	2.29

Feldman Financial Advisors, Inc.

Table 16 (continued)

Key Financial Comparisons

Wisconsin Mutual Bancorp, MHC and the Comparative Group

As of or For the Latest Twelve Months Ended December 31, 2023

	Wisconsin
	Mutual	Comparative	All Public
	Bancorp	Group	Thrift
	MHC	Median	Median
Balance Sheet Composition (% of total assets)
Cash and Securities	27.21%	19.58%	16.88%
Loans Receivable, net	66.39	76.48	76.79
Real Estate Owned	0.00	0.00	0.00
Intangible Assets	0.00	0.00	0.05
Other Assets	6.49	5.66	4.85
Total Deposits	87.77	74.45	74.91
Borrowed Funds	7.25	7.15	8.19
Other Liabilities	0.58	1.01	1.16
Total Liabilities	95.61	88.12	88.11
Total Equity	4.39	11.88	11.90

Loan Portfolio Composition (% of total loans)
Residential Real Estate Loans (1)	73.21	40.97	32.14
Other Real Estate Loans	4.44	37.63	51.65
Non-Real Estate Loans	22.35	15.59	16.21

Credit Risk Ratios
Non-performing Loans (2) / Total Loans	0.02	0.32	0.38
Non-performing Assets (2) /Total Assets	0.01	0.24	0.33
Reserves / Total Non-performing Loans (2)	5,872.2	340.59	231.78
Reserves / Total Loans	0.60	1.10	1.00

(1) Includes home equity and second mortgage loans.

(2) Includes accruing troubled debt restructurings.

Source: Wisconsin Mutual Bancorp, MHC; S&P Global; Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.

As shown in Table 20, the Company’s level of net interest income at 1.72% of average assets was less than the Comparative Group median of 2.75%, owing to the Company’s comparatively higher concentration of cash and securities on its balance sheet and its heavy reliance on residential mortgage lending, which typically are lower yielding than other more diverse types of loans such as commercial real estate loan or commercial business loans. The Company’s total interest income measured 3.35% of average assets for the LTM period, trailing the Comparative Group median of 3.63%. The Company’s interest expense amounted to 1.63% of average assets and was higher than the Comparative Group median of 1.26%. The Company’s interest expense has increased due to rising market rates and its increased dependence on higher costing certificate of deposit accounts and wholesale borrowings as sources of funds.

As reflected by its lower net interest margin of 1.82% versus the Comparative Group median of 2.81%, the earning power of the Company’s balance sheet is restrained by its higher level of liquidity, significant concentration of residential mortgage loans, and lower level of capital funding. The Company’s net interest margin measured lower than each of the Comparative Group members’ net interest margins, with the lowest recorded by IF Bancorp at 2.27%.

The Company’s non-interest operating income totaled 0.44% of average assets, slightly below the Comparative Group median of 0.47%. The Company’s primary sources of non-interest income include service charges on deposit accounts, mortgage banking income, and bank-owned life insurance revenue. The Company also generates moderate streams of revenue from investment and insurance activities conducted by its internal division known as Wisconsin Mutual Investment Group. Most of the Comparative Group companies reported varying levels of non-interest income, ranging from 0.21% of average assets at PB Bankshares to 0.72% at HMN Financial.

The Company’s provision for credit losses amounted to 0.05% of average assets for the recent LTM period and was similar to the Comparative Group median of 0.04% and All Public Thrift median of 0.05%. The Company increased its provision for credit losses from zero in 2022 to $145,000 in 2023 due to the adoption of the CECL methodology. Historically, the Company has experienced very low levels of net loan charge-offs, mainly due to its long-established emphasis on residential mortgage lending.

Feldman Financial Advisors, Inc.

The Company’s non-performing assets measured 0.01% of total assets at December 31, 2023, which was lower than the Comparative Group median of 0.24% and the All Public Thrift median of 0.33%. The Company’s non-performing loans measured 0.01% of total loans at December 31, 2023, which was lower than the Comparative Group and All Public Thrift medians of 0.32% and 0.38%, respectively. The Company’s 0.60% ratio of allowance for credit losses to total loans was positioned below the corresponding Comparative Group median of 1.10% and All Public Thrift median of 1.00%. The Company’s lower level of loan loss allowance primarily reflects the large concentration of one- to four-family residential mortgage loans in its loan portfolio with such loans generally considered lower risk than commercial and other consumer loans. The Company’s 5,872.2% ratio of loan loss allowance to non-performing loans was higher than the Comparative Group median of 340.6% and All Public Thrift median of 231.8%.

The Company’s operating expense ratio at 2.67% of average assets was slightly lower than the Comparative Group median of 2.75%. However, the Company’s 123.8% efficiency ratio (defined as non-interest expense less intangibles amortization expense as a percent of the sum of net interest income before provision plus non-interest operating income) compared unfavorably to the Comparative Group median of 88.9%. None of the Comparative Group members exhibited efficiency ratios as high as the Company’s efficiency ratio, which is fundamentally related to the Company’s much lower net interest margin.

Feldman Financial Advisors, Inc.

As reflected in Table 21, the overall balance sheet composition of the Company reflected a lower concentration of loans to assets versus that of the overall Comparative Group. The Company’s net total loans amounted to 66.4% of total assets as of December 31, 2023, below the median of 76.5% for the Comparative Group. Among the Comparative Group companies, only NSTS Bancorp at 45.5% and Texas Community Bancshares at 61.9% had a lower ratio of net total loans to total assets than evidenced by the Company. The Company’s ratio of cash and securities to total assets was 27.1% and above the median of 19.6% for the Comparative Group. The Company’s ratio of other assets to total assets measured 6.5%, slightly higher than the Comparative Group median of 5.7% of total assets. The Company’s other assets primarily comprised bank-owned life insurance (2.8% of total assets), deferred tax assets (1.7% of total assets), and office properties and equipment (1.1% of total assets) as of December 31, 2023.

The Company’s ratio of borrowed funds to total assets amounted to 7.3% of total assets at December 31, 2023 and was similar to the Comparative Group median of 7.2%. The Company’s level of deposits at 87.8% of total assets was above the Comparative Group median of 74.5%. The Company’s much higher total liabilities level of 95.6% of total assets versus the Comparative Group median of 88.1% was directly attributable to its lower level of equity capital. As discussed earlier, the Company’s equity capital level has declined due to unrealized holding losses on available-for-sale securities coupled with its balance sheet restructuring in which it incurred losses on sale of securities and the reclassification of certain available-for-sale securities as held-to-maturity securities. The Company’s equity level before the Stock Offering was 4.39% relative to total assets as of December 31, 2023, which was below the Comparative Group median of 11.88%. The Comparative Group includes several companies that completed full conversion or second-step conversion offerings over the past three years and have emerged with very high capital levels that have not been notably leveraged due to the relatively short passage of time.

Feldman Financial Advisors, Inc.

The Company’s level of residential real estate loans (including home equity and second mortgage loans) measured 73.2% of total loans based on financial data as of December 31, 2023, significantly higher than the Comparative Group median of 41.0% The Company’s concentration of non-residential real estate loans (which category includes commercial real estate, multi-family real estate, and construction loans) represented 4.4% of total loans and was substantially lower than the Comparative Group median of 37.6%. The Company exhibited a higher level of non-real estate loans, which accounted for 22.4% of its total loans versus the Comparative Group median of 15.6%. As noted earlier, the Company’s loan diversification efforts have thus far focused primarily on marine and recreational vehicle loans originated through a longstanding broker relationship and commercial business loans generated through a nationwide network.

The Company’s asset growth rate measured -3.2% over the LTM period ended December 31, 2023, compared to the Comparative Group median asset growth rate of 8.3%. Due to its declining capital level, the Company has focused on controlling asset growth to avoid further dilution of its capital ratios. The Company’s net loan growth rate of 1.3% for the one-year period was below the Comparative Group median of 9.3%. The Company’s deposit growth rate of -7.5% was lower than the corresponding Comparative Group median deposit growth rate of 2.0%.

In summary, the Company’s recent earnings performance reflected a net loss that measured below the results exhibited by the Comparative Group and its equity capital ratio was also lower, while its asset quality ratios were more favorable in comparison to the levels represented by the Comparative Group medians. The Company’s profitability was hampered by a significantly lower net interest margin. The Company’s earnings growth outlook will depend largely on its ability to maintain satisfactory loan quality as it continues to grow its loan portfolio, to improve the net interest margin across movements in the interest rate environment, and to control non-interest expense as it seeks to expand its operations and transition to a public company.

Feldman Financial Advisors, Inc.

Table 18

General Operating Characteristics

As of December 31, 2023

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Wisconsin Mutual Bancorp, MHC	Kaukauna, WI	NA	NA	5	NA	262,567	230,468	11,537	11,537

Comparative Group Average						534,231	413,317	71,232	70,680
Comparative Group Median						439,876	344,909	73,741	73,741

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	554,576	386,973	70,159	70,159
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	270,891	165,622	84,617	84,617
Cullman Bancorp, Inc. (1)	Cullman, AL	CULL	NASDAQ	4	10/08/09	417,315	274,201	101,210	101,210
Generations Bancorp NY, Inc. (1)	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	408,730	344,909	34,954	34,285
HMN Financial, Inc.	Rochester, MN	HMNF	NASDAQ	14	06/30/94	1,107,135	976,793	107,707	106,905
Home Federal Bancorp, Inc. of Louisiana	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	654,188	583,689	52,594	48,250
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	910,783	678,045	73,741	73,741
NSTS Bancorp, Inc. (1)	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	251,786	165,330	77,161	77,161
PB Bankshares, Inc. (1)	Coatesville, PA	PBBK	NASDAQ	4	07/14/21	409,212	306,521	46,582	46,582
TC Bancshares, Inc. (1)	Thomasville, GA	TCBC	NASDAQ	4	07/20/21	439,876	347,168	81,143	81,143
Texas Community Bancshares, Inc.	Mineola, TX	TCBS	NASDAQ	7	07/14/21	452,044	317,241	53,689	53,424

(1) As of September 30, 2023.

Source:  Wisconsin Mutual Bancorp, MHC; S&P Global.

Feldman Financial Advisors, Inc.

Table 19

General Financial Performance Ratios

As of or For the Last Twelve Months Ended December 31, 2023

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Wisconsin Mutual Bancorp, MHC	262,567	230,468	4.39	4.39	1.82	123.79	(0.35)	(8.70)	(0.40)	(10.03)

Comparative Group Average	534,231	413,317	15.90	15.82	2.97	88.05	0.19	1.50	0.23	2.03
Comparative Group Median	439,876	344,909	11.88	11.83	2.81	88.89	0.23	0.71	0.20	1.95

All Public Thrift Average	5,669,271	4,137,765	13.46	12.89	3.11	77.12	0.51	4.40	0.57	4.88
All Public Thrift Median	1,670,309	1,218,892	11.90	11.71	2.89	73.14	0.56	4.80	0.51	4.55

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	554,576	386,973	12.65	12.65	2.51	112.58	(0.83)	(6.14)	(0.64)	(4.73)
Catalyst Bancorp, Inc.	270,891	165,622	31.24	31.24	3.06	93.32	0.23	0.71	0.14	0.45
Cullman Bancorp, Inc. (1)	417,315	274,201	24.25	24.25	3.91	68.98	0.97	4.04	0.98	4.05
Generations Bancorp NY, Inc. (1)	408,730	344,909	8.55	8.40	2.70	99.91	(0.23)	(2.47)	(0.13)	(1.41)
HMN Financial, Inc.	1,107,135	976,793	9.73	9.66	2.81	76.61	0.54	5.03	0.52	4.92
Home Federal Bancorp, Inc. of Louisiana	654,188	583,689	8.04	7.42	3.36	70.18	0.68	8.86	0.79	10.28
IF Bancorp, Inc.	910,783	678,045	8.10	8.10	2.27	87.35	0.23	2.73	0.23	2.72
NSTS Bancorp, Inc. (1)	251,786	165,330	30.65	30.65	2.67	101.60	(0.06)	(0.19)	(0.06)	(0.19)
PB Bankshares, Inc. (1)	409,212	306,521	11.38	11.38	3.21	72.16	0.66	5.42	0.51	4.18
TC Bancshares, Inc. (1)	439,876	347,168	18.45	18.45	3.50	96.95	0.04	0.18	0.03	0.17
Texas Community Bancshares, Inc.	452,044	317,241	11.88	11.83	2.71	88.89	(0.17)	(1.63)	0.20	1.95

(1) As of or for the last twelve months ended September 30, 2023.

Source:  Wisconsin Mutual Bancorp, MHC; S&P Global.

Feldman Financial Advisors, Inc.

Table 20

Income and Expense Analysis

For the Last Twelve Months Ended December 31, 2023

	As a Percent of Average Assets
			Net	Other	Gains &	Prov.	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Credit	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Losses	Expense	Expense	Expense	Earnings
Wisconsin Mutual Bancorp, MHC	3.35	1.63	1.72	0.44	0.10	0.05	2.67	0.00	0.04	(0.57)

Comparative Group Average	4.11	1.28	2.83	0.41	(0.02)	0.07	2.83	0.03	0.01	0.34
Comparative Group Median	4.25	1.26	2.75	0.47	0.00	0.05	2.75	0.00	0.00	0.26

All Public Thrift Average	4.54	1.60	2.94	0.47	0.01	0.08	2.57	0.03	0.05	0.78
All Public Thrift Median	4.42	1.51	2.78	0.31	0.00	0.05	2.46	0.00	0.00	0.65

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	3.65	1.25	2.40	0.47	(0.24)	0.04	3.23	0.00	0.00	(0.40)
Catalyst Bancorp, Inc.	3.62	0.70	2.93	0.47	0.13	0.05	3.19	0.00	0.02	0.15
Cullman Bancorp, Inc. (1)	4.58	0.86	3.72	0.42	(0.00)	0.05	2.85	0.00	0.00	1.23
Generations Bancorp NY, Inc. (1)	3.93	1.49	2.44	0.48	0.09	0.17	2.92	0.22	0.00	(0.17)
HMN Financial, Inc.	3.88	1.14	2.75	0.72	0.02	0.06	2.66	0.00	0.00	0.75
Home Federal Bancorp, Inc. of Louisiana	4.64	1.47	3.17	0.30	0.00	0.04	2.50	0.05	0.09	0.93
IF Bancorp, Inc.	4.25	2.07	2.18	0.47	0.00	0.04	2.31	0.00	0.00	0.29
NSTS Bancorp, Inc. (1)	2.89	0.43	2.47	0.24	0.00	(0.03)	2.75	0.00	0.00	(0.01)
PB Bankshares, Inc. (1)	4.70	1.57	3.13	0.21	0.19	0.28	2.41	0.00	0.00	0.65
TC Bancshares, Inc. (1)	4.59	1.26	3.34	0.29	0.00	0.00	3.55	0.00	0.00	0.08
Texas Community Bancshares, Inc.	4.42	1.84	2.58	0.48	(0.40)	0.08	2.72	0.03	0.05	0.26

(1) For the last twelve months ended September 30, 2023.

Source:  Wisconsin Mutual Bancorp, MHC; S&P Global.

Feldman Financial Advisors, Inc.

Table 21

Balance Sheet Composition

 As of December 31, 2023

	As a Percent of Total Assets
	Cash and	Net	Real Est.	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Owned	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Wisconsin Mutual Bancorp, MHC	27.11	66.39	0.00	0.00	6.49	87.77	7.25	0.58	95.61	4.39

Comparative Group Average	23.64	70.25	0.01	0.09	6.01	74.78	8.10	1.22	84.10	15.90
Comparative Group Median	19.58	76.48	0.00	0.00	5.66	74.45	7.15	1.01	88.12	11.88

All Public Thrift Average	20.23	74.00	0.03	0.65	5.09	74.24	10.91	1.35	86.74	13.46
All Public Thrift Median	16.88	76.79	0.00	0.05	4.85	74.91	8.19	1.16	88.11	11.90

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	25.12	69.08	0.00	0.00	5.80	69.78	14.15	3.42	87.35	12.65
Catalyst Bancorp, Inc.	38.72	52.71	0.02	0.00	8.54	61.14	7.15	0.47	68.76	31.24
Cullman Bancorp, Inc. (1)	12.68	81.02	0.00	0.00	6.30	65.71	8.39	1.65	75.75	24.25
Generations Bancorp NY, Inc. (1)	10.17	80.41	0.05	0.16	9.21	84.39	6.02	1.04	91.45	8.55
HMN Financial, Inc.	19.58	76.48	0.00	0.07	3.88	88.23	1.19	0.85	90.27	9.73
Home Federal Bancorp, Inc. of Louisiana	17.96	76.98	0.00	0.66	4.39	89.22	2.43	0.30	91.96	8.04
IF Bancorp, Inc.	23.53	71.76	0.00	0.00	4.72	74.45	16.30	1.16	91.90	8.10
NSTS Bancorp, Inc. (1)	48.66	42.49	0.00	0.00	8.85	65.66	1.99	1.71	69.35	30.65
PB Bankshares, Inc. (1)	16.88	79.51	0.00	0.00	3.62	74.91	12.88	0.83	88.62	11.38
TC Bancshares, Inc. (1)	13.91	80.43	0.00	0.00	5.66	78.92	1.62	1.01	81.55	18.45
Texas Community Bancshares, Inc.	32.88	61.93	0.04	0.06	5.10	70.18	17.01	0.93	88.12	11.88

(1) As of September 30, 2023.

Source:  Wisconsin Mutual Bancorp, MHC; S&P Global.

Feldman Financial Advisors, Inc.

Table 22

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended December 31, 2023

						Loan	Loan	Resid.	Other	Non-
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	Loss	Loss	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans(2)/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Wisconsin Mutual Bancorp, MHC	(3.18)	1.10	(7.52)	0.01	0.01	5872.22	0.60	73.21	4.44	22.35

Comparative Group Average	5.81	10.82	3.32	0.42	0.32	363.75	1.13	45.64	37.17	17.19
Comparative Group Median	8.28	9.34	2.02	0.32	0.24	340.59	1.10	40.97	37.63	15.59

All Public Thrift Average	7.73	10.20	5.25	0.55	0.45	260.82	1.05	34.63	44.89	20.47
All Public Thrift Median	5.26	7.95	2.29	0.38	0.33	231.78	1.00	32.14	51.65	16.21

Comparative Group
1895 Bancorp of Wisconsin, Inc. (3)	4.77	7.88	2.02	0.18	0.20	515.55	0.93	24.69	57.38	17.93
Catalyst Bancorp, Inc.	2.87	8.34	0.32	1.36	0.75	107.98	1.47	57.70	26.71	15.59
Cullman Bancorp, Inc. (3)	2.77	3.84	(4.38)	0.00	0.00	NM	0.88	52.47	30.42	17.12
Generations Bancorp NY, Inc. (3)	9.40	12.69	11.87	1.21	1.03	68.87	0.83	48.40	4.70	46.90
HMN Financial, Inc.	1.00	8.78	(0.52)	0.44	0.39	309.69	1.38	33.40	57.85	8.75
Home Federal Bancorp, Inc. of Louisiana	13.47	19.50	12.64	0.43	0.34	230.59	1.00	37.00	37.63	25.36
IF Bancorp, Inc.	10.57	16.44	1.60	0.00	0.00	NM	1.20	28.07	58.03	13.90
NSTS Bancorp, Inc. (3)	(6.11)	9.34	(9.88)	0.13	0.06	763.31	0.98	89.49	6.20	4.31
PB Bankshares, Inc. (3)	8.62	7.95	5.83	0.25	0.20	548.89	1.35	29.04	56.52	14.44
TC Bancshares, Inc. (3)	8.28	12.92	9.91	0.34	0.27	388.28	1.30	40.97	39.20	19.83
Texas Community Bancshares, Inc.	8.31	11.38	7.15	0.32	0.24	340.59	1.10	60.84	34.24	4.92

(1) Includes accruing troubled debt restructurings.

(2) Includes home equity and second mortgage loans.

(3) As of or for the last twelve months ended September 30, 2023.

Source:  Wisconsin Mutual Bancorp, MHC; S&P Global.

Feldman Financial Advisors, Inc.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the pro forma market value of the Company or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion and Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)            Earnings Growth and Viability

(2)            Financial Condition

(3)            Market Area

(4)            Management

(5)            Dividend Policy

(6)            Liquidity of the Stock Issue

(7)            Subscription Interest

(8)            Recent Acquisition Activity

(9)            Stock Market Conditions and New Issue Discount

Feldman Financial Advisors, Inc.

Earnings Growth and Viability

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings growth and viability. The Company’s recent ROA measured -0.35% for the LTM period versus the Comparative Group median of 0.23%. On a core earnings basis which excludes certain non-recurring items, the Company’s LTM core ROA of -0.40% trailed the Comparative Group median of 0.20%. The Company’s increased capital position after the Stock Offering will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and support additional leverage capacity to grow the balance sheet.

In the near term, the Company’s earnings results will continue to be negatively impacted by its comparatively narrow net interest margin until it is able to increase interest income and non-interest income relative to its operating expenses. To improve profitability, the Company has focused on controlling operating expenses and adopted a business plan to grow its earnings base, particularly with growth in the residential mortgage loan portfolio and loan origination volumes. Based on the Company’s basic earnings fundamentals and ongoing challenge to return to a positive earnings position, we believe that the unpredictable timing and execution of its business plan in the current interest rate environment amplifies the uncertain viability of returning to profitability without other extenuating circumstances or disruptions, and therefore warrants a downward adjustment to the Company’s pro forma market value relative to the Comparative Group.

Feldman Financial Advisors, Inc.

Financial Condition

As discussed and summarized in Chapter I, the Company’s balance sheet composition reflects comparatively large concentrations of residential mortgage loans along with cash and securities. The Company relies mainly on its deposit base as a funding source and utilizes borrowings to supplement deposits. In contrast to the Comparative Group, the Company exhibited a lower level of equity capital and slightly more favorable measures of asset quality. Before the infusion of net capital proceeds, the Company’s total equity ratio at 4.39% of assets was positioned below the 11.88% median of the Comparative Group. The Bank’s regulatory tier 1 leverage capital ratio was slightly higher at 6.34%, mainly because the negative AOCI amount is excluded from the calculation for regulatory capital purposes.

While the completion of the Conversion will provide the Company and the Bank with additional capital and a portion of the negative AOCI continues to be accreted into equity, negative earnings results will continue to place pressure on growing capital. The Comparative Group companies overall exhibit higher capital levels, greater leverage capacity, and therefore more flexibility to respond to changing business or economic circumstances. Therefore, on the whole, we believe that a downward adjustment is warranted for the Company’s financial condition due to its significantly lower capital level relative to the Comparative Group.

Market Area

The members of the Comparative Group are located in the Midwest, Southwest, Southeast, and Mid-Atlantic regions of the country. The Comparative Group companies are characterized by a cross-section of market areas that constitute smaller to larger metropolitan areas with relatively stable economies and moderate population growth prospects. The Company’s primary market area encompasses several counties in the Fox Cities region of Wisconsin, including Outagamie, Calumet, and Winnebago Counties, which collectively make up the Appleton-Oshkosh-Neenah CSA. All of the Company’s offices are located in Outagamie County, including the main office in Kaukauna and branch offices in Appleton, Freedom, Grand Chute, and Kimberly.

Feldman Financial Advisors, Inc.

As shown in Table 23, Outagamie County had a median household income of $79,051, an unemployment rate of 2.3% in December 2023, and a projected population growth rate of 2.8% over the next five years. The Appleton MSA, which includes Outagamie and Calumet Counties, had a median household income of $81,942, an unemployment rate of 2.3% in December 2023, and a projected population growth rate of 2.7% over the next five years.

Table 23 also displays corresponding demographic data for the primary market areas of the Comparative Group members. Of the 11 companies in the Comparative Group, eight indicated lower median household income levels, nine displayed lower population growth rates, and nine exhibited higher unemployment rates than the Company’s market areas. The medians for the Comparative Group were $69,307 in household income, -0.8% population growth rate, and 3.5% unemployment rate.

The Fox Cities region is characterized by a relatively large, well-educated workforce and has drawn many residents and industries to the area, including health care, financial services, and manufacturing. The local area is also known for its affordable housing, quality schools, and thriving communities. In recognition of the more favorable demographic factors in the Company’s primary market areas versus that experienced by the Comparative Group, we believe that an upward adjustment is warranted for market area.

Feldman Financial Advisors, Inc.

Table 23

Comparative Market Area Data

Wisconsin Mutual Bancorp, MHC and the Comparative Group

		Wtd. Avg.	Wtd. Avg.
		Median	Estimated	Unemployment
		Household	Population	Rate (2)
		Income	Growth	December
	Headquarters	2024 (1)	2024-29 (1)	2023
Company	Location	($)	(%)	(%)
Wisconsin Mutual Bancorp, MHC	Kaukauna, WI
	[Outagamie County, WI]	$79,051	2.81	2.3
	[Appleton MSA-WI]	81,942	2.73	2.3

Comparative Group Average		71,485	0.32	3.5
Comparative Group Median		69,307	(0.77)	3.5

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	74,071	(0.96)	2.9
Catalyst Bancorp, Inc.	Opelousas, LA	44,427	(0.99)	4.5
Cullman Bancorp, Inc.	Cullman, AL	62,104	4.73	2.1
Generations Bancorp NY, Inc.	Seneca Falls, NY	69,307	(2.83)	4.1
HMN Financial, Inc.	Rochester, MN	83,815	0.83	2.0
Home Federal Bancorp, Inc.	Shreveport, LA	52,341	(2.83)	3.9
IF Bancorp, Inc.	Watseka, IL	60,521	(3.45)	5.4
NSTS Bancorp, Inc.	Waukegan, IL	101,301	(0.77)	5.2
PB Bankshares, Inc.	Coatesville, PA	104,748	2.65	2.2
TC Bancshares, Inc.	Thomasville, GA	64,250	0.95	3.1
Texas Community Bancshares, Inc.	Mineola, TX	69,449	6.16	3.5

(1) Weighted average based on pro rata branch deposit totals of each company in its primary MSA (or county) markets.

(2) Based on unemployment rate in company's primary MSA (or county) market as ranked by deposits.

Source:  Claritas; S&P Global; U.S. Bureau of Labor Statistics.

Feldman Financial Advisors, Inc.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly challenging financial services environment. The Company’s operating goals of attempting to generate earnings growth and enhance its competitiveness remain paramount as it attempts to deploy the net capital proceeds from the Stock Offering. Charles Schmalz is the Chairman, President, and Chief Executive Officer (“CEO”) of the Company and the Bank. He has been employed by the Bank since 1993 and has served as its President and CEO since 2008. The Company currently has a vacant staff position for the full-time role of Chief Financial Officer. The Company’s management team has ongoing challenges ahead in improving earnings results, growing the banking franchise, and controlling operating expenses as the organization transitions to a public company and seeks to re-invest the incremental capital. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Company pursues its loan expansion and earnings growth objectives. We have taken these factors into account collectively and believe that no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Policy

Following the completion of the Conversion and Stock Offering, the Company’s Board of Directors will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. The Company has indicated that it does not currently intend to pay cash dividends to stockholders, and no assurances can be given that any such dividends will be paid in the future.

Given the current and anticipated capital levels of the Company and the Bank after the Conversion, the Company is acutely focused on increasing its capital without any reductions related to capital outflows such as cash dividend payments. The payment and amount of any future dividends will depend upon many factors, including (1) the financial condition and operating results of the Company and the Bank; (2) regulatory capital requirements and any applicable regulatory restrictions on dividends; (3) other uses of funds for the long-term value of stockholders; (4) tax considerations; and (5) general economic conditions.

Feldman Financial Advisors, Inc.

Payment of cash dividends has become commonplace among publicly traded thrifts with solid capital levels. Of the 11 members of the Comparative Group, six currently pay regular cash dividends. The median dividend yields of the Comparative Group and All Public Thrift aggregate were 0.74% and 1.12% as of February 23, 2024, respectively. Because of the Company’s intention to not pay cash dividends and the anticipated capital levels of the Company and the Bank after the Conversion, investors are likely to expect that the Company will not commence paying regular dividends until the Company’s return to profitability is sustainable and its capital cushion is sufficiently larger. Therefore, we have concluded that a moderate downward adjustment is warranted for the unlikely payment of dividends by the Company for a potentially extended period.

Liquidity of the Stock Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of initial public offerings by thrift institutions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Stock Market. All 11 members of the Comparative Group are listed on the NASDAQ Stock Market. New EWSB Bancorp expects that its common stock will be quoted on the OTCQB Market operated by OTC Markets Group following the conclusion of the Conversion.

Stock liquidity connotes the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Empirical evidence demonstrates that investors are willing to pay a premium for this level of liquidity or, conversely, extract a discount relative to actively traded securities or other investment interests that lack this high degree of liquidity. The development and maintenance of a public market, having the desirable characteristics of depth, liquidity, and orderliness, depend on the existence of willing buyers and sellers.

Feldman Financial Advisors, Inc.

The median market capitalization of the Comparative Group companies was $51.8 million as of February 24, 2024. The median market capitalization of the All Public Thrift aggregate was $136.8 million. Market data indicated an average daily trading volume of approximately 4,400 shares over the LTM period for the Comparative Group. Due to the smaller size of the Stock Offering and the Company’s anticipated listing on the OTCQB Market, it is questionable that an active trading market for the Company’s common shares will develop to the extent experienced by the stock issues of the Comparative Group traded on the NASDAQ Stock Market. Therefore, we have concluded that a moderate downward adjustment to the Bank’s estimated pro forma market value is warranted to address the comparative difference in liquidity of the issue.

Subscription Interest

The Company has retained the services of Performance Trust Capital Partners, LLC to assist in the marketing and sale of the Stock Offering. The Company’s ESOP intends to purchase shares in the Stock Offering equal to 7.0% of the total amount sold. The Company expects its directors and executive officers, together with their associates, to purchase 122,500 shares of common stock in the Stock Offering for an aggregate amount of $1.2 million based on a $10.00 offering price per share. The minimum number of shares that may be purchased in the Stock Offering is 25 shares ($250 equivalent of common stock). Excluding the ESOP purchase, the maximum number of shares that may be purchased in the Stock Offering by any individual or individuals acting through a single qualifying account held jointly is 15,000 shares ($150,000 equivalent of common stock). No person together with an associate or group of persons acting in concert may purchase more than 30,000 shares ($300,000 equivalent of common stock).

Feldman Financial Advisors, Inc.

Recent subscription interest in thrift stock conversion offerings has been varied. Five standard conversion offerings were completed in 2023. Only one of these five offerings was oversubscribed in the subscription phase. NB Bancorp (Needham, Massachusetts) completed its offering in December 2023 with gross proceeds of $410.0 million, representing the adjusted maximum of its offering range and all of which was purchased in the subscription phase after an excess of subscription orders. In October 2023, Central Plains Bancshares (Grand Island, Nebraska) completed its offering in the subscription phase at a level just below the adjusted maximum and raised gross proceeds of $41.3 million. PFS Bancorp (Peru, Illinois) completed its offering in October 2023 and raised gross proceeds at the range maximum of $17.3 million, primarily through the subscription phase with some participation by community offering investors. SR Bancorp (Bound Brook, New Jersey) concluded its offering in the subscription phase in September 2023 at a level between the midpoint and maximum of the offering and raised gross proceeds of $90.6 million. Mercer Bancorp (Celina, Ohio) closed its offering in the subscription phase in July 2023 at a level between the minimum and the midpoint of the offering and raised gross proceeds of $9.7 million after increasing certain purchase limitations in the offering.

Investor interest in past thrift stock offerings has been supported by the sound performance results of the banking industry, stable housing market conditions, after-market pricing trends, and the expectation of continued merger activity. More recently, the downturn in bank and thrift stock prices in 2023 related to the failures of three large financial institutions injected more market anxiety into the financial sector. Notwithstanding increased market volatility in the financials sectors, recent thrift conversion offerings continue to demonstrate active interest from subscribers and investors in purchasing shares of converting savings institutions. We are not aware of any additional market evidence or specific characteristics that may help predict the level of interest in the Company’s subscription offering. Accordingly, absent actual results of the Company’s subscription offering, we believe that subscription interest is currently a neutral factor and, at the present time, requires no further adjustment.

Feldman Financial Advisors, Inc.

Recent Acquisition Activity

Table 24 summarizes recent acquisitions of banks and thrifts based in Wisconsin that were announced from January 1, 2020 to February 23, 2024. Table 24 displays the 24 transactions that were reported during this period, with most of the transactions involving the acquisitions of smaller, privately-held banks wherein no acquisition pricing data was available. Only three transactions have been announced since the beginning of 2023, compared to 12 in 2022, four in 2021, and five in 2020. Nicolet Bankshares (Green Bay, Wisconsin) was the most active acquirer during this period with three completed acquisitions, including the largest acquisition shown on Table 24, which was the purchase in 2021 of County Bancorp (Manitowoc, Wisconsin), a $1.5 billion-asset commercial bank. Given that there will be significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that speculative acquisition interest and acquisition premiums are a significant factor to consider in analyzing the Company’s pro forma market value. Moreover, the standard of value applied herein does not require an acquisition value determination.

Stock Market Conditions

Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were significant factors propelling the extended stock market rally from 2009 to 2019. However, market volatility was spurred in February 2020 by the outbreak of the coronavirus and concerns about its impact on the U.S. economy, supply chains, and consumer spending. The U.S. equity markets fell sharply, but then rebounded off their lows from March 2020 and continued to appreciate during 2021. The successful rollout of coronavirus vaccines, unprecedented fiscal and monetary stimulus, healthy consumer balance sheets, and tightening labor markets created optimism about U.S. economic growth and helped to advance stock market returns.

Feldman Financial Advisors, Inc.

Table 24

Summary of Wisconsin Bank and Thrift Acquisition Activity

Transactions Completed or Announced After January 1, 2020

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
				Assets	Assets	ROA	ROE	Date	Date	Value	Value	Book	EPS	Assets
Buyer	St.	Seller	St.	($Mil.)	(%)	(%)	(%)	Anncd.	Completed	($Mil.)	(%)	(%)	(x)	(%)
Median				186.9	11.27	1.10	9.44	NA	NA	104.2	150.6	154.0	15.6	14.45
Average				411.9	11.31	0.95	8.65	NA	NA	94.9	144.2	149.9	21.4	13.59
Empeople Credit Union	IL	TSB Bank	WI	182.0	12.49	1.19	9.63	02/07/24	Pending	NA	NA	NA	NA	NA
Multi-Bank Services Ltd.	MI	Florence Bancorp. Inc.	WI	147.6	6.13	0.63	9.24	04/27/23	Pending	NA	NA	NA	NA	NA
First Mid Bancshares	IL	Blackhawk Bancorp Inc.	WI	1,321.8	5.75	1.01	16.23	03/21/23	08/15/23	90.3	117.6	138.1	6.6	6.84
Citizens Bancorp Inc.	WI	Community Financial Bank	WI	48.1	11.95	0.56	5.20	11/16/22	04/12/23	NA	NA	NA	NA	NA
FS BancShares Inc.	WI	Farmers & Merchants Bank	WI	78.6	17.18	1.96	12.02	11/02/22	03/22/23	NA	NA	NA	NA	NA
Wings Financial CU	MN	Settlers Bank	WI	350.3	11.63	1.09	9.35	11/02/22	07/01/23	NA	NA	NA	NA	NA
Bancorp of New Glarus Inc.	WI	First NB at Darlington	WI	191.1	12.62	0.71	5.31	08/02/22	Pending	NA	NA	NA	NA	NA
Bank First Corporation	WI	Hometown Bancorp Ltd.	WI	644.8	12.00	1.39	11.59	07/26/22	02/10/23	123.9	189.9	210.9	14.3	19.22
Sword Financial Corp.	WI	Community Bancshares	WI	247.3	10.18	1.42	14.34	07/08/22	01/01/23	NA	NA	NA	NA	NA
Nicolet Bankshares Inc.	WI	Charter Bankshares Inc.	WI	1,136.2	12.24	1.57	13.25	03/30/22	08/26/22	158.0	166.5	169.9	11.8	14.28
Thompson Kane & Co. LLC	WI	Benton State Bank	WI	76.6	9.28	1.47	15.78	03/23/22	Pending	NA	NA	NA	NA	NA
Lake Shore III Corp.	WI	Headwaters Bancorp Inc.	WI	84.0	12.34	1.12	8.45	03/22/22	06/27/22	NA	NA	NA	NA	NA
S.B.C.P. Bancorp Inc.	WI	Monona Bankshares Inc.	WI	1,198.7	10.20	1.10	10.40	03/15/22	10/03/22	NA	NA	NA	NA	NA
Summit Credit Union	WI	Commerce State Bank	WI	837.1	10.22	1.47	14.20	03/03/22	10/03/22	NA	NA	NA	NA	NA
Bank First Corporation	WI	Denmark Bancshares Inc.	WI	687.6	9.89	0.98	9.63	01/19/22	08/12/22	118.0	170.5	170.5	18.1	17.16
Dupaco Community CU	IA	Home Savings Bank	WI	182.7	10.03	0.42	4.19	09/30/21	05/02/22	36.2	197.5	197.5	48.0	19.81
TS Contrarian Bancshares Inc.	IA	State Bank of Arcadia	WI	210.5	10.61	0.77	6.73	06/23/21	10/01/21	NA	NA	NA	NA	NA
Nicolet Bankshares Inc.	WI	County Bancorp Inc.	WI	1,491.3	11.15	0.99	8.58	06/22/21	12/03/21	218.1	134.7	134.7	15.6	14.62
Community Capital Bancorp	WI	Collins Bankcorp Inc.	WI	112.0	8.99	1.79	19.83	03/23/21	09/16/21	NA	NA	NA	NA	NA
PSB Holdings Inc.	WI	Waukesha Bankshares Inc.	WI	141.1	11.38	0.37	3.15	12/16/20	04/16/21	9.6	120.1	120.1	NM	6.78
FFBW, Inc.	WI	Mitchell Bank	WI	49.0	17.52	0.28	1.61	07/28/20	12/31/20	4.9	57.1	57.1	35.5	10.01
Security Financial Svcs Corp.	WI	Jackson County Bank	WI	205.2	9.27	(1.79)	(18.32)	05/18/20	11/16/20	NA	NA	NA	NA	NA
Waumandee Bancshares Ltd.	WI	Union Bank of Blair	WI	105.6	15.68	1.13	7.66	03/04/20	08/08/20	NA	NA	NA	NA	NA
Nicolet Bankshares Inc.	WI	Advantage Comnty. Bancshs.	WI	155.1	12.73	1.24	9.52	03/02/20	08/21/20	NA	NA	NA	NA	NA

Source:  S&P Global.

Feldman Financial Advisors, Inc.

U.S. equity markets were volatile and declined in the first half of 2022, reversing their exceptional performance in 2021, when the S&P 500 rose by 27%. Every sector of the S&P 500 posted negative returns in the first half of 2022, except for energy stocks, amid geopolitical tensions, higher inflation, and a shift toward less accommodative monetary policy in the United States. Russia’s invasion of Ukraine and the fallout from related sanctions exacerbated commodity price pressures and amplified geopolitical risks. Supply chain bottlenecks and labor market shortages further constrained supply and increased inflationary pressures. In response, the Federal Reserve Board aggressively increased interest rates, ultimately implementing a series of seven rate hikes in 2022 and four rate hikes in 2023.

Market prices of bank and thrift stocks plummeted beginning in March 2023 due to widespread turmoil in the banking sector related to the sudden failure and liquidation of several high-profile financial institutions. On March 8, 2023, Silvergate Bank (La Jolla, California), announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank (Santa Clara, California) was closed by its state regulator. On March 12, 2023, Signature Bank (New York, New York) was closed by its state regulator. Additionally, on May 1, 2023, First Republic Bank (San Francisco, California) was closed by the FDIC and sold to JP Morgan Chase & Co.

These bank failures led to increased volatility and declines in the market for bank and thrift stocks and questions about depositor confidence in depository institutions. Furthermore, these events have led to a greater focus by financial institutions, investors, and regulators on the balance sheet liquidity of and funding sources for financial institutions, the composition of its deposits, including the amount of uninsured deposits, the level of AOCI deficits, capital levels, and interest rate risk management.

Feldman Financial Advisors, Inc.

Table 25 displays the one-year performance of the S&P 500 and NASDAQ Bank indexes. The NASDAQ Bank Index decreased by 15.6% over the one-year period ended February 23, 2024, underperforming the broader S&P 500 Index, which was up 26.8% during this period. The divergence in the performance of these two market indexes largely reflected the weakening valuations in the financial sector while the technology sector staged a solid rebound. Over the three-year period, the NASDAQ Bank Index is down 16.4% as compared to the S&P 500 Index advancing 30.3%, as shown in Table 26.

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings is a factor to be considered for purposes of valuing converting thrifts. Table 27 presents a summary of the standard conversion offerings completed since January 1, 2021. The final pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus the trading valuations of existing public thrifts.

The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the net new capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for standard thrift conversion offerings was 56.5% for the 2021 to 2023 period, and the median pro forma price-to-tangible book ratio was 57.3%.

Historically, newly converted thrifts have gradually traded upward in the after-market to a range near existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend of sustainable earnings growth was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations that yield insupportably high price-to-earnings ratios and very low returns on equity.

Feldman Financial Advisors, Inc.

Table 25

Comparative One-Year Stock Index Performance

For the One-Year Period Ended February 23, 2024

30
20
10
0
-10
-20
-30
-40
Price Change (%)
S&P 500
NASDAQ Bank Index
Mar '23
May '23
Jul '23
Sep '23
Nov '23
Jan '24
NASDAQ Bank
S&P 500

S&P 500 Stock Index	+26.8%
NASDAQ Bank Index	–15.6%

Feldman Financial Advisors, Inc.

Table 26

Comparative Three-Year Stock Index Performance

For the Three-Year Period Ended February 23, 2024

S&P 500
NASDAQ Bank Index
Price Change (%)
20
0
-20
-40
-60
Friday, July 02, 2021
Friday, January 07, 2022
Friday, July 01, 2022
Friday, January 06, 2023
Friday, July 07, 2023
Friday, January 05, 2024
NASDAQ Bank
S&P 500

S&P 500 Stock Index	+30.3%
NASDAQ Bank Index	–16.4%

Feldman Financial Advisors, Inc.

Table 27

Summary of Recent Standard Thrift Conversion Offerings

Offerings Completed Since January 1, 2021

						Pro Forma Ratios						After-Market			Price
					Gross	Price/	Price/	Price/	Tang.		Closing	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Price	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	2/23/24	Day	Week	Month	2/23/24
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
Average				762.8	90.0	56.2	57.0	26.2	19.97	NA	NA	23.4	25.0	27.3	22.1
Median				316.5	49.0	56.5	57.3	17.5	17.83	NA	NA	29.0	32.4	34.1	30.4
Standard Conversion Offerings
NB Bancorp, Inc.	MA	NASDAQ	12/27/23	4,231.8	410.0	60.1	60.2	11.9	16.21	10.00	13.81	37.7	36.1	46.7	38.1
Central Plains Bancshares, Inc.	NE	NASDAQ	10/19/23	450.4	41.3	56.5	56.5	19.2	15.47	10.00	10.23	(9.0)	(9.3)	(0.7)	2.3
PFS Bancorp, Inc.	IL	OTCQB	10/17/23	184.7	17.3	50.9	50.9	17.5	17.08	10.00	9.10	(10.0)	(11.0)	(11.0)	(9.0)
SR Bancorp, Inc. (1)	NJ	NASDAQ	09/19/23	651.5	90.6	49.0	57.3	15.7	14.76	10.00	9.56	(7.2)	(14.0)	(18.5)	(4.4)
Mercer Bancorp, Inc.	OH	OTCQB	07/26/23	149.0	9.7	47.5	47.5	6.9	11.32	10.00	13.50	30.0	42.4	37.5	35.0
ECB Bancorp, Inc.	MA	NASDAQ	07/27/22	688.6	89.2	59.8	59.8	25.9	20.64	10.00	13.04	40.9	41.3	40.5	30.4
VWF Bancorp, Inc.	OH	OTCPK	07/13/22	137.0	19.2	50.2	50.2	NA	24.84	10.00	16.30	29.0	45.0	49.1	63.0
NSTS Bancorp, Inc.	IL	NASDAQ	01/18/22	259.9	52.9	59.7	59.7	NA	31.81	10.00	9.75	25.9	23.0	24.9	(2.5)
Catalyst Bancorp, Inc.	LA	NASDAQ	10/12/21	238.3	52.9	55.5	55.5	NA	33.84	10.00	11.98	35.6	38.5	37.6	19.8
TC Bancshares, Inc.	GA	NASDAQ	07/20/21	363.6	49.0	59.9	59.9	NA	20.84	10.00	13.55	21.1	20.7	29.5	35.5
Blue Foundry Bancorp	NJ	NASDAQ	07/15/21	1,963.6	277.7	66.1	66.1	NA	19.90	10.00	9.18	29.0	27.0	34.1	(8.2)
Texas Community Bancshares, Inc.	TX	NASDAQ	07/14/21	316.5	32.1	53.2	56.0	86.3	17.83	10.00	14.04	50.8	53.5	54.0	40.4
PB Bankshares, Inc.	PA	NASDAQ	07/14/21	281.1	27.8	61.7	61.7	NA	15.10	10.00	14.75	30.8	32.4	31.5	47.5

(1) Conversion transaction involved simultaneous cash acquisition of Regal Bancorp, Inc.

Source:  S&P Global.

Feldman Financial Advisors, Inc.

Accordingly, thrift conversions continue to be priced at discounts to comparable publicly traded companies. This valuation characteristic is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current economic environment and against the backdrop of an increasingly competitive banking sector and volatile equities market.

Aggregate net income for the 4,614 FDIC-insured commercial banks and savings institutions totaled $68.4 billion during the quarter ended September 30, 2023, a decline of $2.4 billion or 3.4% from the prior quarter. Lower non-interest income and higher realized losses on securities drove the decline in net income. Year-over-year net income declined by $3.3 billion or 4.6% as higher provision expense, higher realized losses on securities, and lower non-interest income more than offset an increase in net interest income. The industry reported an ROA of 1.17% in the third quarter of 2023, down from 1.21% in the prior quarter and 1.21% in the year-ago quarter.

The net interest margin for the banking industry increased 3 basis points from the previous quarter to 3.30% in the third quarter of 2023. While deposit costs increased faster than loan yields over the past quarter, the cost of non-deposit liabilities was stable, resulting in an increased net interest margin. The banking industry’s net interest margin in the third quarter was 16 basis points higher than the year-ago quarter and above the pre-pandemic average of 3.25%.

The level of loans past due 90-plus days or in non-accrual status increased to 0.82% of total loans, up 7 basis points from the previous quarter. This ratio remains well below the industry’s 1.28% pre-pandemic average non-current loan rate. Higher levels of non-farm, non-residential commercial real estate loan balances drove the increase in the non-current loan rate. Net charge-offs as a ratio to total loans increased 2 basis points from the prior quarter and 25 basis points from a year ago to 0.51%. The industry’s net charge-off rate was 3 basis points above its pre-pandemic average. Higher credit card charge-off balances drove the annual increase.

Feldman Financial Advisors, Inc.

The banking industry’s equity capital declined by $8.0 billion or 0.4% in the third quarter of 2023, as a decline in AOCI more than offset growth in retained earnings. The tier 1 leverage capital ratio increased 16 basis points from a quarter ago to 9.26%, and the tier 1 risk-based capital ratio increased 18 basis points to 14.02%. The number of institutions with capital ratios that did not meet regulatory requirements for the well capitalized category declined by four from the second quarter of 2023 to five in the third quarter of 2023.

Bank and thrift industry earnings results have continued to be solid in comparison to historical levels, but earnings growth has been challenged recently by increasing credit-related charges and losses on sale of securities. While bank and thrift industry capital levels remain strong and overall asset quality has been relatively stable, there continue to be volatile swings in the market for bank and thrift stocks in response to the economic outlook and the anxiety in the overall market that is contributing to the current fluctuations. Therefore, we believe that with the heightened uncertainty attendant to prevailing stock market conditions in the banking sector, the new issue discount continues to be highly relevant because of the risks and uncertainties associated with a new thrift stock offering in the current market and warrants a downward adjustment.

Adjustments Conclusion

It is our opinion that the Company’s pro forma market value should be discounted relative to the Comparative Group. Our conclusion is based on downward adjustments for earnings growth and viability, financial conditions, dividend policy, relative stock illiquidity, and the new issue discount underlying current stock market conditions, which continue to reflect pressure on bank and thrift stock valuations. We took into account an upward adjustment for market area. Converting thrifts are often valued at meaningful discounts to peer trading companies relative to price-to-book value and price-to-tangible book value ratios. Due to initially restrained levels of post-offering earnings growth without the benefit of sustained leveraging of balance sheets, resulting price-to-earnings ratios may reflect premiums to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Feldman Financial Advisors, Inc.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 28 presents the trading market valuation ratios of the Comparative Group companies and the related averages and medians of the Comparative Group as of February 23, 2024. As shown in Table 28, the median P/B ratio for the Comparative Group was 77.3%. All of the members of the Comparative Group were valued at levels under their respective book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 77.4%.

Higher equity levels generally have a restraining impact on P/B and P/TB ratios because of the accompanying challenge to generate competitive ROE results on such excess capital. Among the Comparative Group members, Catalyst Bancorp and NSTS Bancorp reported the highest equity capital ratio at 31.24% and 30.65% of total assets and P/B ratios of 67.4% and 68.6%, respectively. The lone Wisconsin thrift in the Comparative Group, 1895 Bancorp, traded at a P/B ratio of 65.5%. The median P/E ratio based on LTM earnings for the Comparative Group was 14.8x as of February 23, 2024. On a core earnings basis, the median core P/E ratio of the Comparative Group was 18.5x. Some companies within the Comparative Group and All Public Thrift aggregate generated P/E ratios that were either negative or distortedly high due to low levels of profitability, and their corresponding P/E ratios are expressed as “NM” or not meaningful.

Feldman Financial Advisors, Inc.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. The Company’s earnings for the LTM ended December 31, 2023 were negative and amounted to -$935,000 and its LTM core earnings amounted to -$1.1 million. On a pro forma basis, after making adjustments for re-investment of net offering proceeds and expensing charges related to the implementation of various stock benefit plans, including the ESOP, restricted stock plan (“RSP”), and stock option plan, the Company’s pro forma earnings results are not materially different from historical earnings and remain negative. The pro forma earnings results do not take into account the capacity of the Company to deploy or leverage the capital because of the attendant risks of executing and implementing operating strategies and business expansion initiatives.

Based on our comparative financial and valuation analyses, we concluded that the Company should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 49.4% at the midpoint for the Company, which reflects an aggregate midpoint of $8.75 million for the Valuation Range based on the assumptions summarized in Exhibit IV.

Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $7.4 million reflects a 45.0% P/B ratio and the resulting maximum value of approximately $10.1 million reflects a 53.2% P/B ratio. The adjusted maximum value, computed as an additional 15% above the maximum, is positioned at approximately $11.6 million and a P/B ratio of 57.1%. The Company’s pro forma P/B and P/TB ratios are similar since the Company had no intangible assets as of December 31, 2023.

Feldman Financial Advisors, Inc.

The Company’s pro forma midpoint P/B and P/TB ratios of 49.4% reflect a discount of 36.2% to the Comparative Group median P/B and P/TB ratios of 77.3% and 77.4%, respectively. The Company’s pro forma maximum P/B and P/TB ratios of 53.2% reflect discounts of 31.2% to the Comparative Group median P/B and P/TB ratios of 77.3% and 77.4%, respectively. At the adjusted maximum, the Company’s pro forma P/B and P/TB ratios of 57.1% are positioned at a discount of 26.2% to the Comparative Group median P/B and P/TB ratios of 77.3 and 77.4%, respectively. Based on the Valuation Range as indicated above, the Company’s pro forma LTM P/E ratios and core P/E ratios were negative values and not subject to comparison with the Comparative Group median P/E ratios.

Based on the price-to-assets valuation metric, the Company’s pro forma midpoint of the Valuation Range at $8.75 million reflects a corresponding P/A ratio of 3.26%, ranging from 2.78% at the minimum value to 3.73% and 4.27% at the maximum and adjusted maximum, respectively. The Company’s pro forma P/A ratios represent significant discounts to the Comparative Group median P/A ratio of 9.89% and are largely reflective of the Company’s lower pro forma total equity-to-assets ratio. On a pro forma consolidated basis, the Company’s total equity-to-assets ratios range from 6.18% at the minimum value and 6.59% at the midpoint value to 7.00% at the maximum value and 7.47% at the adjusted maximum. Thus, upon completion of the Conversion and Stock Offering, the Company’s pro forma equity capital ratio would be positioned below the Comparative Group median total equity-to-assets ratio of 11.88%.

Feldman Financial Advisors, Inc.

Valuation Conclusion

It is our opinion that, as of February 23, 2024, the estimated pro forma market value of the Company was within a Valuation Range of $7,437,500 to $10,062,500 with a midpoint of $8,750,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a 15% decrease from the midpoint value to determine the minimum value and a 15% increase from the midpoint value to establish the maximum value. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $11,571,880. Based on the Valuation Range and an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 743,750 at the minimum, 875,000 at the midpoint, 1,006,250 at the maximum, and 1,157,188 at the adjusted maximum. Table 28 compares the Company’s pro forma valuation ratios to the market valuation ratios of the Comparative Group.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the Stock Offering. Exhibit IV-2 displays the pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit IV-3 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit IV-4 compares the pro forma valuation ratios with the averages and medians reported by the Comparative Group.

Feldman Financial Advisors, Inc.

Table 28

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of February 23, 2024

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Wisconsin Mutual Bancorp, MHC(1)
Pro Forma Minimum	10.00	7.4	NM	NM	44.96	44.96	2.78	6.18	6.18	0.00
Pro Forma Midpoint	10.00	8.8	NM	NM	49.38	49.38	3.26	6.59	6.59	0.00
Pro Forma Maximum	10.00	10.1	NM	NM	53.22	53.22	3.73	7.00	7.00	0.00
Pro Forma Adj. Maximum	10.00	11.6	NM	NM	57.11	57.11	4.27	7.47	7.47	0.00

Comparative Group Average	NA	51.8	16.98	17.66	75.87	76.72	11.79	15.90	15.82	0.96
Comparative Group Median	NA	51.8	14.80	18.48	77.34	77.40	9.89	11.88	11.83	0.74

All Public Thrift Average(2)	NA	397.7	15.09	14.75	76.90	85.66	9.97	13.46	12.89	1.82
All Public Thrift Median(2)	NA	136.8	11.98	12.03	75.62	78.48	8.30	11.90	11.71	1.12

Comparative Group
1895 Bancorp of Wisconsin, Inc.	7.50	42.5	NM	NM	65.47	65.47	8.28	12.65	12.65	0.00
Catalyst Bancorp, Inc.	11.98	57.0	NM	NM	67.41	67.41	21.06	31.24	31.24	0.00
Cullman Bancorp, Inc.	10.75	74.8	18.86	18.83	77.40	77.40	18.77	24.25	24.25	1.12
Generations Bancorp NY, Inc.	10.51	23.5	NM	NM	67.23	68.54	5.75	8.55	8.40	0.00
Home Federal Bancorp, Inc.	20.27	88.2	14.80	15.15	83.90	84.53	8.16	9.73	9.66	1.58
IF Bancorp, Inc.	12.94	39.1	8.86	7.64	77.34	84.31	6.22	8.04	7.42	3.86
Magyar Bancorp, Inc.	16.85	54.1	28.08	28.21	76.65	76.65	6.21	8.10	8.10	2.37
NSTS Bancorp, Inc.	9.75	51.8	NM	NM	68.64	68.64	21.04	30.65	30.65	0.00
PB Bankshares, Inc.	14.75	36.8	14.32	18.48	86.92	86.92	9.89	11.38	11.38	0.00
TC Bancshares, Inc.	13.55	56.9	NM	NM	77.98	77.98	14.38	18.45	18.45	0.74
Texas Community Bancshares, Inc.	14.04	45.1	NM	NM	85.60	86.08	9.97	11.88	11.83	0.85

(1)	Assumes Conversion is completed at an estimated pro forma market value of $7.4 million at the minimum, $8.8 million at the midpoint, $10.1 million at the maximum and $11.6 million at the adjusted maximum.

(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source:  Wisconsin Mutual Bancorp, MHC; S&P Global; Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years of experience in consulting, and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, credit unions, insurance companies, and mortgage companies nationwide. The firm’s office is located outside of Washington, D.C. in McLean, Virginia.

Background of Senior Professional Staff

Trent Feldman – President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelor’s and Master’s Degrees from the University of California, Los Angeles.

Peter Williams – Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans, and fair value accounting analysis. Peter previously was with Kaplan Associates for 13 years. Peter also worked as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from The George Washington University.

I-1

Feldman Financial Advisors, Inc.

Exhibit II-1

Consolidated Balance Sheets

Wisconsin Mutual Bancorp, MHC

As of December 31, 2022 and 2023

(Dollars in Thousands)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$1,609	$3,142
Interest-bearing deposits in other financial institutions	4,498	4,697
Investment securities available for sale	23,948	33,881
Investment securities held to maturity	40,051	38,727
Federal Home Loan Bank stock	1,084	1,076

Loans receivable	175,372	173,333
Allowance for credit losses	(1,057)	(909)
Loans, net	174,315	172,424

Cash value of life insurance	7,462	7,371
Office properties and equipment, net	2,910	3,003
Land held for sale	435	554
Deferred tax assets	4,858	5,021
Other assets	1,397	1,296
Total Assets	$262,567	$271,191

Liabilities and Equity
Deposits:
Non-interest bearing deposits	$10,250	$11,224
Interest-bearing deposits	220,217	237,984
Total Deposits	230,468	249,208

Borrowed funds	19,030	9,100
Advances from borrowers for taxes and insurance	280	979
Other liabilities	1,252	985
Total Liabilities	251,030	260,271

Retained earnings	19,199	20,134
Accumulated other comprehensive income (loss)	(7,662)	(9,215)
Total Equity	11,537	10,919

Total Liabilities and Equity	$262,567	$271,191

Source:  Wisconsin Mutual Bancorp, MHC, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-2

Consolidated Income Statements

Wisconsin Mutual Bancorp, MHC

For the Years Ended December 31, 2022 and 2023

(Dollars in Thousands)

	Year Ended December 31,
	2023	2022
Total interest and dividend income	$8,932	$7,985
Total interest expense	4,350	1,834
Net interest income	4,582	6,151

Provision for loan losses	145	-
Net interest income after provision	4,437	6,151

Service charges on deposit accounts	53	54
Interchange income	248	252
Mortgage banking income	355	191
Increase in cash value of life insurance	212	192
Net gain on sale of office properties and equipment	208	-
Gain on sale of repossessed assets	71	-
Other income	302	188
Total non-interest income	1,449	877

Salaries and related benefits	3,936	4,551
Net occupancy expense	716	811
Data processing	961	917
Advertising	143	200
Net loss on sale of available-for-sale securities	-	5,103
Net loss on sale of office properties and equipment	-	180
Other expense	1,463	997
Total non-interest expense	7,219	12,760

Income (loss) before provision for income taxes	(1,333)	(5,731)
Provision for (benefit from) income taxes	(398)	(1,567)

Net income (loss)	$(935)	$(4,164)

Source:  Wisconsin Mutual Bancorp, MHC, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-3

Loan Portfolio Composition

Wisconsin Mutual Bancorp, MHC

As of December 31, 2022 and 2023

(Dollars in Thousands)

	December 31,
	2023		2022
Loan	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Real estate:
One- to four-family	$122,240	69.67	$123,752	71.36
Home equity	2,064	1.18	1,276	0.74
Equity line of credit	4,147	2.36	4,273	2.46
Construction	3,978	2.27	1,339	0.77
Multi-family real estate	1,485	0.85	2,443	1.41
Commercial real estate	2,334	1.33	4,016	2.32
	136,247	77.65	137,098	79.05
Consumer:
Marine and recreational vehicle	30,800	17.55	27,183	15.67
Other consumer	4,038	2.30	4,454	2.57
	34,838	19.86	31,637	18.24

Commercial business	4,373	2.49	4,691	2.70

Gross total loans	175,459	100.00	173,426	100.00

Allowance for credit losses	(1,057)		(909)
Unearned loan fees	(87)		(93)

Net total loans	$174,315		$172,424

Source:  Wisconsin Mutual Bancorp, MHC, financial data.

Feldman Financial Advisors, Inc.

Exhibit II-4

Cash and Investments Composition

Wisconsin Mutual Bancorp, MHC

As of December 31, 2022 and 2023

(Dollars in Thousands)

	December 31,
	2023		2022
Cash and Investment	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Cash and cash equivalents (1)	$6,106	8.58	$7,839	9.62

Available-for-sale securities, at fair value::
U.S. Government sponsored agencies	0	0.00	8,909	10.93
Residential mortgage-backed securities	9,041	12.70	10,003	12.27
State and political subdivisions	12,083	16.97	11,784	14.46
Corporate securities	2,824	3.97	3,185	3.91
Total available-for-sale securities	23,948	33.64	33,881	41.56

Held-to-maturity securities, at amortized cost:
U.S. Government sponsored agencies	28,223	39.65	27,317	33.51
U.S. Treasury securities	11,828	16.61	11,410	14.00
Total held-to-maturity securities	40,051	56.26	38,727	47.50

Other investments:
Federal Home Loan Bank stock	1,084	1.52	1,076	1.32

Total cash and investments	$71,189	100.00	$81,522	100.00

Percent of total assets (%)
Cash and cash equivalents		2.33		2.89
Available-for-sale securities		9.12		12.49
Held-to-maturity securities		15.25		14.28
Other investments		0.41		0.00
Total cash and investments		27.11		30.06

(1) Includes interest-bearing deposits in other financial institutions.

Source:  Wisconsin Mutual Bancorp, MHC, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-5

Deposit Accounts Composition

Wisconsin Mutual Bancorp, MHC

As of December 31, 2022 and 2023

(Dollars in Thousands)

	December 31,
	2023		2022
Deposit Account	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Non-interest bearing checking accounts	$10,251	4.45	$11,224	4.50
Interest-bearing checking accounts	36,601	15.88	40,766	16.36
Savings accounts	29,188	12.66	32,304	12.96
Money market deposit accounts	49,912	21.66	65,933	26.46
Total non-certificate accounts	125,952	54.65	150,227	60.28

Certificate of deposit accounts	104,516	45.35	98,981	39.72

Total deposits	$230,468	100.00	$249,208	100.00

Source:  Wisconsin Mutual Bancorp, MHC, financial data.

Feldman Financial Advisors, Inc.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/23/24	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	555	12.65	12.65	(0.83)	(6.14)	7.50	42.5	NM	NM	65.5	65.5	8.28	0.00
Affinity Bancshares, Inc.	GA	AFBI	843	14.41	12.50	0.75	5.43	16.51	105.9	16.8	16.5	87.2	102.7	12.56	0.00
Axos Financial, Inc.	NV	AX	21,624	9.61	8.99	2.01	20.96	52.06	2,962.1	7.7	9.0	142.5	153.4	13.70	0.00
Blue Foundry Bancorp	NJ	BLFY	2,045	17.39	17.37	(0.36)	(1.98)	9.18	205.7	NM	NM	63.3	63.4	11.00	0.00
Broadway Financial Corporation	CA	BYFC	1,231	22.53	20.72	0.39	1.68	5.90	34.9	12.3	11.8	43.0	55.2	5.06	0.00
BV Financial, Inc.	MD	BVFL	885	22.49	21.11	1.54	9.93	12.75	145.0	8.7	8.8	72.9	79.0	16.38	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,576	10.80	10.70	(1.10)	(10.88)	5.84	763.2	NM	15.9	75.6	76.4	8.17	5.82
Carver Bancorp, Inc.	NY	CARV	775	5.51	5.51	(0.62)	(10.43)	1.64	8.2	NM	NM	40.9	40.9	1.09	0.00
Catalyst Bancorp, Inc.	LA	CLST	271	31.24	31.24	0.23	0.71	11.98	57.0	NM	NM	67.4	67.4	21.06	0.00
Central Plains Bancshares, Inc.	NE	CPBI	454	17.12	NA	NA	9.51	10.23	42.3	NA	NA	54.3	NA	9.30	0.00
Cullman Bancorp, Inc.	AL	CULL	417	24.25	24.25	0.97	4.04	10.75	74.8	18.9	18.8	77.4	77.4	18.77	1.12
ECB Bancorp, Inc.	MA	ECBK	1,280	12.88	12.88	0.38	2.71	13.04	121.2	25.1	25.4	73.5	73.5	9.46	0.00
ESSA Bancorp, Inc.	PA	ESSA	2,225	9.92	9.35	0.86	8.18	17.90	170.0	9.7	9.5	82.2	87.7	8.15	3.35
First Northwest Bancorp	WA	FNWB	2,202	7.42	7.37	0.10	1.33	15.37	136.8	NM	15.9	90.4	91.1	6.71	1.82
First Seacoast Bancorp, Inc.	NH	FSEA	557	12.07	12.03	(0.48)	(3.93)	8.65	40.7	NM	NM	65.3	65.6	7.88	0.00
FS Bancorp, Inc.	WA	FSBW	2,973	8.90	8.25	1.27	14.08	32.70	251.7	7.2	6.5	96.4	104.7	8.58	3.18
Generations Bancorp NY, Inc.	NY	GBNY	409	8.55	8.40	(0.23)	(2.47)	10.51	23.5	NM	NM	67.2	68.5	5.75	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,668	10.30	9.33	0.29	2.68	10.29	440.4	27.8	17.9	80.0	89.3	8.24	2.92
Hingham Institution for Savings	MA	HIFS	4,484	9.09	9.09	0.63	6.57	166.36	359.7	13.8	25.4	88.3	88.3	8.02	1.51
HMN Financial, Inc.	MN	HMNF	1,107	9.73	9.66	0.54	5.03	20.27	88.2	14.8	15.2	83.9	84.5	8.16	1.58
Home Federal Bancorp, Inc.	LA	HFBL	654	8.04	7.42	0.68	8.86	12.94	39.1	8.9	7.6	77.3	84.3	6.22	3.86
IF Bancorp, Inc.	IL	IROQ	911	8.10	8.10	0.23	2.73	16.85	54.1	28.1	28.2	76.7	76.7	6.21	2.37
Kearny Financial Corp.	NJ	KRNY	7,898	10.74	NA	0.23	2.13	6.51	404.8	22.4	12.3	49.5	66.6	5.31	6.76
Magyar Bancorp, Inc.	NJ	MGYR	917	11.62	11.62	0.87	7.38	11.45	76.2	9.7	9.7	71.5	71.5	8.31	1.75
New York Community Bancorp, Inc.	NY	NYCB	116,322	9.30	6.86	2.15	22.42	4.52	3,263.7	1.4	3.2	31.6	44.9	2.82	4.42
Northeast Community Bancorp, Inc.	NY	NECB	1,764	15.83	15.83	2.90	17.09	15.85	194.3	4.8	4.8	80.3	80.3	12.71	1.51
Northfield Bancorp, Inc.	NJ	NFBK	5,598	12.49	11.85	0.68	5.45	10.03	446.6	11.7	11.6	63.8	67.8	7.98	5.18
NSTS Bancorp, Inc.	IL	NSTS	252	30.65	30.65	(0.06)	(0.19)	9.75	51.8	NM	NM	68.6	68.6	21.04	0.00
PB Bankshares, Inc.	PA	PBBK	409	11.38	11.38	0.66	5.42	14.75	36.8	14.3	18.5	86.9	86.9	9.89	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,751	17.86	17.86	0.13	0.68	8.73	193.7	NM	NA	77.9	77.9	8.22	0.00
Provident Bancorp, Inc.	MA	PVBC	1,670	13.29	13.29	0.66	5.10	10.03	175.5	15.2	15.2	79.9	79.9	10.62	0.00

III-1

Feldman Financial Advisors, Inc.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/23/24	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Provident Financial Holdings, Inc.	CA	PROV	1,301	9.97	9.97	0.62	6.15	14.10	97.7	12.3	12.3	75.5	75.5	7.53	3.97
Provident Financial Services, Inc.	NJ	PFS	14,211	11.90	8.96	0.92	7.81	15.23	1,141.3	8.9	8.5	68.0	93.3	8.10	6.30
Riverview Bancorp, Inc.	WA	RVSB	1,591	9.96	8.39	0.62	6.28	4.83	102.0	10.5	10.4	64.3	77.8	6.41	4.97
SR Bancorp, Inc.	NJ	SRBK	1,075	18.42	16.15	(1.04)	(5.79)	9.56	90.9	NA	NA	45.9	53.8	8.46	0.00
Sterling Bancorp, Inc.	MI	SBT	2,416	13.56	13.56	0.30	2.35	5.07	264.0	33.8	33.6	80.6	80.6	10.93	0.00
TC Bancshares, Inc.	GA	TCBC	440	18.45	18.45	0.04	0.18	13.55	56.9	NM	NM	78.0	78.0	14.38	0.74
Territorial Bancorp Inc.	HI	TBNK	2,237	11.23	11.23	0.23	1.99	9.28	79.5	16.3	16.3	32.6	32.6	3.66	2.16
Texas Community Bancshares, Inc.	TX	TCBS	452	11.88	11.83	(0.17)	(1.63)	14.04	45.1	NM	NM	85.6	86.1	NA	0.85
Third Coast Bancshares, Inc.	TX	TCBX	4,396	9.37	8.98	0.86	8.41	18.99	258.4	9.6	9.7	74.7	79.1	5.97	0.00
Timberland Bancorp, Inc.	WA	TSBK	1,895	12.53	11.79	1.43	11.30	26.79	217.6	8.5	8.5	91.7	98.2	11.48	3.58
Triumph Financial, Inc.	TX	TFIN	5,347	16.17	11.93	0.76	4.80	74.88	1,737.7	46.5	37.7	212.9	310.5	32.91	0.00
TrustCo Bank Corp NY	NY	TRST	6,168	10.46	10.45	0.97	9.46	27.90	530.8	9.1	8.7	82.3	82.3	8.60	5.16
Waterstone Financial, Inc.	WI	WSBF	2,213	15.54	15.52	0.44	2.61	12.42	232.7	27.0	27.0	73.3	73.5	11.40	4.83
Western New England Bancorp, Inc.	MA	WNEB	2,565	9.26	8.75	0.59	6.47	8.19	177.5	11.7	11.5	74.7	79.5	6.92	3.42
William Penn Bancorporation	PA	WMPN	826	15.61	15.07	0.11	0.59	12.08	106.5	NM	NM	90.3	94.1	14.09	0.99
WSFS Financial Corporation	DE	WSFS	20,595	11.99	NA	1.33	11.72	41.98	2,541.4	9.5	9.6	102.6	205.5	12.34	1.43

Average			5,669	13.46	12.89	0.51	4.40	NA	397.7	15.1	14.7	76.9	85.7	9.97	1.82
Median			1,670	11.90	11.71	0.56	4.80	NA	136.8	12.0	12.0	75.6	78.5	8.30	1.12

(1) Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source:  S&P Global.

III-2

Feldman Financial Advisors, Inc.

Exhibit IV-1

Pro Forma Assumptions for the Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 3.84%, which represented the yield on five-year U.S. Treasury securities at December 31, 2023. The effective income tax rate was assumed to be 21.0%, resulting in a net after-tax yield of 3.03%.

3.	It is assumed that 7.0% of the total shares of common stock to be sold in the Stock Offering) will be acquired by the Company’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year internal loan to the ESOP from the Company’s newly formed holding company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that the Company’s restricted stock plan (“RSP”) will subsequently purchase in the open market a number of shares equal to 3.0% of the total shares sold in the Stock Offering, subject to shareholder approval. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be subsequently reserved for issuance by the Company’s stock option plan, subject to shareholder approval. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed value of $4.16 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

6.	The fair value of stock options has been estimated at $4.16 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.88%; and a volatility rate of 21.29% based a selected bank stock index.

7.	Total offering expenses are estimated at approximately $1.7 million.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

IV-1

Feldman Financial Advisors, Inc.

Exhibit IV-2

Wisconsin Mutual Bancorp, MHC

Pro Forma Conversion Valuation Range

Historical Financial Data as of December 31, 2023

(Dollars in Thousands, Except Per Share Data)

	MINIMUM	MIDPOINT	MAXIMUM	ADJ. MAX.
Shares sold in the offering	743,750	875,000	1,006,250	1,157,188
Offering price	$10.00	$10.00	$10.00	$10.00
Gross offering proceeds	$7,438	$8,750	$10,063	$11,572
Less: estimated offering expenses	(1,690)	(1,690)	(1,690)	(1,690)
Net offering proceeds	5,748	7,060	8,373	9,882
Less: ESOP purchase	(521)	(613)	(704)	(810)
Less: RSP purchase	(223)	(263)	(302)	(347)
Net investable proceeds	$5,004	$6,184	$7,367	$8,725
Net income - LTM ended 12/31/23	$(935)	$(935)	$(935)	$(935)
Pro forma income on net proceeds	152	188	223	265
Pro forma ESOP adjustment	(21)	(24)	(28)	(32)
Pro forma RSP adjustment	(35)	(42)	(48)	(55)
Pro forma stock option adjustment	(59)	(69)	(79)	(91)
Pro forma net income	$(898)	$(882)	$(867)	$(848)
Pro forma earnings per share	$(1.29)	$(1.08)	$(0.92)	$(0.79)
Core earnings - LTM ended 12/31/23	$(1,062)	$(1,062)	$(1,062)	$(1,062)
Pro forma income on net proceeds	152	188	223	265
Pro forma ESOP adjustment	(21)	(24)	(28)	(32)
Pro forma RSP adjustment	(35)	(42)	(48)	(55)
Pro forma stock option adjustment	(59)	(69)	(79)	(91)
Pro forma core earnings	$(1,025)	$(1,009)	$(994)	$(975)
Pro forma core earnings per share	$(1.48)	$(1.24)	$(1.06)	$(0.90)
Total equity - 12/31/23	$11,537	$11,537	$11,537	$11,537
Net offering proceeds	5,748	7,060	8,373	9,882
Less: ESOP purchase	(521)	(613)	(704)	(810)
Less: RSP purchase	(223)	(263)	(302)	(347)
Pro forma total equity	$16,541	$17,721	$18,904	$20,262
Pro forma book value	$22.24	$20.25	$18.79	$17.51
Tangible equity - 12/31/23	$11,537	$11,537	$11,537	$11,537
Net offering proceeds	5,748	7,060	8,373	9,882
Less: ESOP purchase	(521)	(613)	(704)	(810)
Less: RSP purchase	(223)	(263)	(302)	(347)
Pro forma tangible equity	$16,541	$17,721	$18,904	$20,262
Pro forma tangible book value	$22.24	$20.25	$18.79	$17.51
Total assets - 12/31/23	$262,567	$262,567	$262,567	$262,567
Net offering proceeds	5,748	7,060	8,373	9,882
Less: ESOP purchase	(521)	(613)	(704)	(810)
Less: RSP purchase	(223)	(263)	(302)	(347)
Pro forma total assets	$267,571	$268,751	$269,934	$271,292
Pro Forma Ratios:
Price / Book Value	44.96%	49.38%	53.22%	57.11%
Price / Tangible Book Value	44.96%	49.38%	53.22%	57.11%
Price / LTM Earnings Per Share	NM	NM	NM	NM
Price / Core Earnings Per Share	NM	NM	NM	NM
Price / Total Assets	2.78%	3.26%	3.73%	4.27%
Total Equity / Assets	6.18%	6.59%	7.00%	7.47%
Tangible Equity / Assets	6.18%	6.59%	7.00%	7.47%

IV-2

Feldman Financial Advisors, Inc.

Exhibit IV-3

Pro Forma Conversion Analysis at the Midpoint Value

Wisconsin Mutual Bancorp, MHC

Historical Financial Data as of December 31, 2023

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$(935,000)
Core earnings -- LTM	Y	(1,062,008)
Net worth	B	11,537,000
Tangible net worth	B	11,537,000
Total assets	A	262,567,000
Expenses in conversion	X	1,690,000
Other proceeds not reinvested	O	876,000
ESOP purchase	E	613,000
ESOP expense (pre-tax)	F	30,380
RSP purchase	M	263,000
RSP expense (pre-tax)	N	53,165
Stock option expense (pre-tax)	Q	72,800
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	3.03%
Tax rate	T	21.00%
Shares for EPS	S	93.35%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	NM
Price / Core EPS	P/E	NM
Price / Book Value	P/B	49.4%
Price / Tangible Book	P/TB	49.4%
Price / Assets	P/A	3.26%

Pro Forma Calculation at Midpoint Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$8,750,000	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$8,750,000	[Core earnings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M )	=	$8,750,000	[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M )	=	$8,750,000	[Tangible book]
	1 - P/TB

V =	P/A * (A - X - E - M )	=	$8,750,000	[Total assets]
	1 - P/A

Pro Forma					Valuation
Valuation Range					Range
Minimum =	$8,750,000	x	0.8500	=	$7,437,500
Midpoint =	$8,750,000	x	1.0000	=	$8,750,000
Maximum =	$8,750,000	x	1.1500	=	$10,062,500
Adj. Max. =	$10,062,500	x	1.1500	=	$11,571,880

IV-3

Feldman Financial Advisors, Inc.

Exhibit IV-4

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of February 23, 2024

		Wisconsin
		Mutual	Comparative		All Public
Valuation		Bancorp	Group		Thrifts (1)
Ratio	Symbol	MHC	Average	Median	Average	Median
Price / LTM EPS	P/E		16.98	14.80	15.09	11.98
Minimum	(x)	NM	NM	NM	NM	NM
Midpoint		NM	NM	NM	NM	NM
Maximum		NM	NM	NM	NM	NM
Adjusted Maximum		NM	NM	NM	NM	NM

Price / Core EPS	P/E		17.66	18.48	14.75	12.03
Minimum	(x)	NM	NM	NM	NM	NM
Midpoint		NM	NM	NM	NM	NM
Maximum		NM	NM	NM	NM	NM
Adjusted Maximum		NM	NM	NM	NM	NM

Price / Book Value	P/B		75.87	77.34	76.90	75.62
Minimum	(%)	44.96	-40.7%	-41.9%	-41.5%	-40.5%
Midpoint		49.38	-34.9%	-36.2%	-35.8%	-34.7%
Maximum		53.22	-29.9%	-31.2%	-30.8%	-29.6%
Adjusted Maximum		57.11	-24.7%	-26.2%	-25.7%	-24.5%

Price / Tangible Book	P/TB		76.72	77.40	85.66	78.48
Minimum	(%)	44.96	-41.4%	-41.9%	-47.5%	-42.7%
Midpoint		49.38	-35.6%	-36.2%	-42.3%	-37.1%
Maximum		53.22	-30.6%	-31.2%	-37.9%	-32.2%
Adjusted Maximum		57.11	-25.6%	-26.2%	-33.3%	-27.2%

Price / Total Assets	P/A		11.79	9.89	9.97	8.30
Minimum	(%)	2.78	-76.4%	-71.9%	-72.1%	-66.5%
Midpoint		3.26	-72.4%	-67.1%	-67.4%	-60.8%
Maximum		3.73	-68.4%	-62.3%	-62.6%	-55.1%
Adjusted Maximum		4.27	-63.8%	-56.9%	-57.2%	-48.6%

(1) Excludes companies subject to mutual holding company ownership or pending acquisition.

IV-4